Exhibit 10.1
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (this “Agreement”) is entered into as of December 21, 2022 (the “Closing Date”), by and among Structural Capital Investments III, LP, Structural Capital Investments IV, LP, Avenue Sustainable Solutions Fund, L.P., and Series PCI Grove series of Structural Capital Primary Co-Investment Fund, LLC (collectively, together with any other party now or hereafter a lender hereunder, “Lenders” and each a “Lender”), Ocean II PLO LLC, a California limited liability company, as administrative and collateral agent for Lenders (“Agent”), Grove Collaborative Holdings, Inc., a Delaware public benefit corporation (“Holdings”), and Grove Collaborative, Inc., a Delaware public benefit corporation (“Grove”, and together with Holdings, each a “Borrower” and together, “Borrowers”).

    Recitals

    Borrowers wish to borrow money from time to time from Lenders and Lenders desires to lend money to Borrowers. This Agreement sets forth the terms on which Lenders will lend to Borrowers and Borrowers will repay the loans to Lenders.

    Agreement

    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Definitions and Construction

1.1.Definitions. As used in this Agreement, the following terms shall have the following definitions:

            “Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable and other sums owing to Borrowers.

             “ACH Debit Consent” means such Borrower’s authorization to allow Agent to debit Holdings or Grove’s Deposit Accounts to satisfy the Obligations in substantially the form of Exhibit F attached hereto.

“Acquisition” means the acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of a Person, of a line of business or division of any Person, or a majority of the Equity Interest in a Person, whether in a single transaction or series of related transactions, including with respect to an Investment in a Subsidiary or joint venture that serves to increase the Borrowers’ or their Subsidiaries’ respective ownership of Equity Interests therein.

“Acquisition Financing” means (a) the incurrence of Subordinated Debt and/or (b) the purchase by Persons of Equity Interests in Holdings or the issuance of, or contributions in respect of, Equity Interests (other than in respect of Disqualified Stock) of Holdings, in each case for the purpose of consummating any Permitted Acquisition, and in all cases subject to any other applicable requirements under this Agreement (including any limitations on Subordinated Debt provided for herein).

“Acquisition Requirements” means an Acquisition meeting the following conditions: (i) the Acquisition Target shall have the United States of America as its exclusive place of business and location of its assets; (ii) the Acquisition Target shall be engaged primarily in the non-perishable consumer products industry (but in all cases excluding perishable food and other perishable goods); (iii) (A) for a Limited Condition Transaction, as of the LCT Test Date or (B) for any other Acquisition, as of the date any Borrower enters into any agreement to acquire any Acquisition Target or its business or any agreement obligating any Borrower to acquire the same, the Acquisition Target (y) has been generating operating revenue for at least two (2) years prior and (z) has a positive Gross Margin based on the immediately preceding full calendar quarter.

“Acquisition Target” means any Person that is the subject of a proposed Acquisition by a Borrower.

            “Advance” means each extension of credit by a Lender to Borrowers under this Agreement.

            “Affiliate” means, with respect to any Person, any Person that controls or is controlled by or is under common control with such Person or, solely with respect to the Borrowers and their Subsidiaries, each of
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such Person’s senior executive officers or directors; provided, that neither Agent nor any Lender shall be an Affiliate of any Loan Party.

“Agent” has the meaning given to such term in the preamble to this Agreement.

            “Agreement” the meaning given to such term in the preamble to this Agreement.

            “Amortization Date” means July 1, 2025.

“Approved ABL Collateral” means the Accounts and Inventory of Borrowers and the products and proceeds thereof, any Deposit Account established under an Approved ABL Facility for the collection of Accounts and proceeds from the Transfer of Inventory, non-exclusive licenses of Intellectual Property and all Negotiable Collateral evidencing, governing or securing the foregoing.

            “Approved ABL Facility” means a revolving credit facility on terms and conditions mutually acceptable to Borrowers and Agent in its reasonable determination upon satisfaction of the following conditions: (i) the sole collateral securing the obligations with respect to such credit facility shall be Approved ABL Collateral (and Agent for the benefit of the Lenders shall have a second-lien on any such assets); (ii) the agent or lender under such credit facility and Agent shall have entered into an Approved ABL Intercreditor and (iii) no Event of Default shall be continuing as of the date that the Approved ABL Facility is entered into. Notwithstanding the foregoing, Agent shall consent to the agent or lender under an Approved ABL Facility being granted a second-priority Lien against all assets constituting Collateral (and not solely the Approved ABL Collateral) if the aggregate commitment under such Approved ABL Facility is thirty million dollars ($30,000,000) or greater and the Approved ABL Facility is subject to the Approved ABL Intercreditor.

“Approved ABL Intercreditor” means an intercreditor agreement between Agent (for the benefit of the Lenders) and the agent or lender under any Approved ABL Facility in form and substance reasonably acceptable to Agent and acknowledged and agreed to by Borrowers, which Approved ABL Intercreditor shall include provisions allowing the agent or lender under the Approved ABL Facility a license to utilize such Intellectual Property as may be necessary to liquidate any Approved ABL Collateral securing the obligations under the Approved ABL Facility and shall further permit the agent or lender under such Approved ABL Facility to have a second-priority lien against any Collateral (and not solely Approved ABL Collateral) if the aggregate commitment under such Approved ABL Facility is thirty million dollars ($30,000,000) or greater.

“Approved Bank” has the meaning ascribed thereto in the definition of Cash Equivalents contained herein.

“Approved Budget” has the meaning given to such term in Section 6.3(d).

“Approved Fund” means any Person (other than a natural person) that is making, purchasing, holding or investing in any one or more loans or similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Avenue Lender” means Avenue Sustainable Solutions Fund, L.P. and/or any Affiliate that would constitute a Permitted Assignee, in its or their capacity as a Lender hereunder.

            “Basic Rate” means for any day, a per annum rate of interest equal to the greater of (i) fifteen percent (15.00%), and (ii) seven and one-half of one percent (7.50%) plus the Prime Rate then in effect.

            “Board” means each Borrower’s board of directors or equivalent governing body.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

            “Borrower’s Books” means all of Borrowers’ books and records concerning Borrowers’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information.

            “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized to close under the laws of, or are in fact closed in, California.

            “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a

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balance sheet of such Person under GAAP (consistently applied), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (consistently applied).

            “Cash Equivalents” means, as to any Person:

(a)securities issued or directly and fully and unconditionally guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(b)    securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.;

(c)    certificates of deposit, denominated solely in U.S. Dollars, maturing within two years after the date of acquisition, issued by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or that is a U.S. subsidiary of a foreign commercial bank; in each of the foregoing cases, solely to the extent that: (i) such commercial bank’s short-term commercial paper is rated at least A-1 or the equivalent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (any such commercial bank, an “Approved Bank”); or (ii) the par amount of all certificates of deposit acquired from such commercial bank are fully insured by the Federal Deposit Insurance Corporation;

(d)    commercial paper issued by any Approved Bank (or by the parent company thereof), in each case maturing not more than twelve months after the date of the acquisition thereof; or

(e)     money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“CCPA” means the California Consumer Privacy Act of 2018, and any applicable laws, rules or regulations promulgated thereunder.

“CFC Holdco” means (i) a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code in which any Person is a "United States shareholder" within the meaning of Section 951(b) of the Internal Revenue Code or (ii) any Subsidiary whose sole assets (other than a de minimis amount) are Equity Interests, or Equity Interests and Indebtedness, of one or more entities described in clause (i) of this definition.

“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Holdings.

“Closing Date” has the meaning given to such term in the preamble to this Agreement.

            “Code” means the Uniform Commercial Code as adopted and in effect in the State of California, provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

            “Collateral” means the property described on Exhibit A attached hereto.

            “Collateral Pledge Agreements” mean, collectively, any local law pledge agreement relating to the Equity Interests or evidence of Indebtedness of any Subsidiary owned directly or indirectly by a Loan Party to the extent necessary or useful to perfect Agent’s security interest therein under applicable laws.

“Collection and Use” means the collection, use, interception, storage, receipt, maintenance, transmission, disclosure, processing and/or use of Personal Information.

            “Commercial Tort Claim” means any “commercial tort claim” as defined in the Code.

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    “Commitment” means the Tranche A Commitment.

            “Commitment Termination Date” means 5:00 p.m. on the Closing Date.

“Compliance Certificate” has the meaning given to such term in Section 6.4.

“Confidential Information” has the meaning given to such term in Section 13.12.

            “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

            “Control Agreement” means an agreement, the terms of which are reasonably satisfactory to Agent, which is executed by Agent, the applicable Loan Party and the applicable financial institution and/or securities/investment intermediary, and which perfects Agent’s (for itself and for the benefit of the Lenders) first priority security interest (subject to the terms of any Approved ABL Intercreditor or Liens of the type described in clause (g) of the definition of Permitted Liens) in such Loan Party’s Deposit Accounts or Securities Accounts maintained at such financial institution or securities/investment intermediary.

            “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether or not filed with the United States Copyright Office or foreign equivalent.

            “Current Financial Statements” has the meaning given to such term in Section 5.9.

“Data Privacy and Security Obligations” means any Borrower’s privacy policies (or applicable terms of use) as published on such Borrower’s website or any other internal or external privacy policies (or applicable terms of use) or written agreements with customers, relating to such Borrower’s Collection and Use of Personal Information.

“Data Privacy Laws” means the California Consumer Privacy Act (California Civil Code § 1798.100, et seq.), the CCPA and any privacy or data security laws, rules or regulations of any Governmental Authority to the extent applicable to the Borrowers.

            “Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

            “Default Rate” means the per annum rate of interest equal to (i) the then applicable Basic Rate of interest, plus (ii) 5% per annum.

“Defaulted Advance” has the meaning given to such term in Section 12.10(a).

“Defaulting Lender” has the meaning given to such term in Section 12.10(a).

“Defaulting Lender Excess” has the meaning given to such term in Section 12.10(a).

“Defaulting Lender Period” has the meaning given to such term in Section 12.10(a).

            “Deposit Account” means any “deposit account” as defined in the Code.

“Determination Date” means the twenty-four (24) month anniversary of the Closing Date.

            “Disclosure Schedules” mean the disclosure schedules attached at the end of this Agreement.

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            “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is ninety-one (91) days following the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is ninety-one (91) days following the Maturity Date; provided, that the foregoing shall not apply to (x) a redemption, conversion or exchange into Equity Interests that do not themselves constitute Disqualified Stock, (y) any offer to redeem or repurchase required to be made in connection with a change of control, initial public offering, Transfer or similar event or (z) compensatory equity awards to directors, managers, officers and employees in which shares are withheld (redeemed) upon vesting or exercise to pay applicable withholding taxes or, in the case of an option, the exercise price of the option.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

            “Equity Grant Documents” means (a) the Security Issuance Agreement, dated as of the date hereof, by and among Holdings, Structural Capital Investments III, LP, Structural Capital Holding III, LP, Structural Capital Investments IV, LP, Structural Capital Holding IV, LP, Series PCI Grove series of Structural Capital Primary Co-Investment Fund, LLC and (b) the Security Issuance Agreement, dated as of the date hereof, by and between Holdings and Avenue Sustainable Solutions Fund, L.P.

“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

            “ERISA” means the Employee Retirement Income Security Act of 1974.

            “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with Borrowers within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) solely for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Erroneous Payment” has the meaning given to such term in Section 12.12.

“Erroneous Payment Notice” has the meaning given to such term in Section 12.12.

            “Event of Default” has the meaning given to such term in Section 8.

“Exchange Act” has the meaning given to such term in the definition of Securities Laws.

“Excluded Account” means (a) any Deposit Account or Securities Account so long as the balance in such accounts, individually and in the aggregate for all such accounts, does not have an average three (3) Business Day balance in excess of three hundred thousand dollars ($300,000), (b) any Deposit Account that is solely used for (i) purposes of funding payroll, payroll taxes or employee wage and benefit payments, (ii) taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)), (iii) funds held in trust, in escrow, as a fiduciary or an amount on deposit for any other Person or (iv) funds constituting cash collateral for Permitted Liens (including any LC Collateral Account) and (c) Deposit Accounts with merchant processors (including PayPal, Stripe, and other similar processors) (“Merchant Processing Accounts”) so long as Borrowers transfer all the funds which are in excess of two million dollars ($2,000,000) in the aggregate to a Deposit Account or Securities Account over which Agent has a Control Agreement within five (5) Business Days of the funds in such Merchant Processing Accounts exceeding two million dollars ($2,000,000) in the aggregate.

“Excluded Assets” has the meaning given to such term in Exhibit A.

“Excluded Subsidiary” means any Subsidiary of Borrowers other than

(a)    any Subsidiary that is not a wholly-owned subsidiary of the Borrowers and that is prohibited by any agreement existing on the date such Subsidiary was acquired or formed from being an obligor and for which the consent, approval or authorization of a Person (other than the Borrowers or any Subsidiary of the Borrowers) would be required pursuant to the terms of such agreement,

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(b)    any Foreign Subsidiary that is prohibited by any applicable law of the jurisdiction in which such Foreign Subsidiary is organized from being an obligor with respect to the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide be an obligor with respect to the Obligations (unless such consent, approval, license or authorization has been received; it being understood and agreed that Borrowers have no obligation to obtain, or to cause any Subsidiary to obtain, any such consent, approval, license or authorization), or to the extent that it is not within the legal capacity of such Person to be an obligor with respect to the Obligations (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) or the provision of such guaranty would conflict with the fiduciary duties of such Person’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Person,

(c)    any (i) Domestic Subsidiary of a CFC Holdco or (ii) CFC Holdco, in each case to the extent an IRC 956 Impact exists with respect to such Domestic Subsidiary or CFC Holdco, and

(d)    any other Subsidiary to the extent the burden or cost of such Subsidiary providing a guaranty of the Obligations outweighs the benefit that would be afforded thereby as reasonably determined by Agent.

“Excluded Taxes” has the meaning given to such term in Section 2.7(d).

“Exit Fee” means a fee in an amount sufficient to increase the Minimum Return to 1.30:1.00 or, if the Fair Market Value of Holdings’ Class A Common Stock is less than $1.40 on the Determination Date, an amount sufficient to increase the Minimum Return to 1.40:1.00; provided, that, such Exit Fee shall only be due and payable to the extent the Minimum Return shall be less than 1.30:1.00 or 1.40:1.00, as the case may be, after repayment in full of the Obligations in respect of the aggregate Tranche A Advance (other than such Obligations that constitute the Exit Fee or Lender Expenses).

            “Facility Fee A” has the meaning given to such terms in Section 2.5(a).

“Fair Labor Standards Act” means the Fair Labor Standard Act of 1938 (29 USC Section 201 et seq.), and all applicable rules, regulations and guidance documents promulgated or published thereunder or any similar applicable laws, rules and regulations and guidance documents of any state or commonwealth of the United States.

“Fair Market Value” means (a) if the Class A Common Stock is listed for trading on the NYSE or other securities exchange as of the Determination Date, the volume weighted average price of the Class A Common Stock for the sixty (60) consecutive Trading Day period ending the Trading Day before the Determination Date; (b) if the Class A Common Stock is not listed on a securities exchange as of the Determination Date but, as of the Determination Date, the Class A Common Stock is quoted on the OTC Bulletin Board and there is current public information available (as contemplated by Rule 144) for Holdings, (i) the volume weighted average price of the Class A Common Stock as quoted on the OTC Bulletin Board for the sixty (60) consecutive Trading Days ending the Trading Day before the Determination Date; or (ii) if there have been no sales of the Class A Common Stock on the OTC Bulletin Board, the average of the highest bid and lowest asked prices for the Class A Common Stock quoted on the OTC Bulletin Board at the end of a given day, averaged over sixty (60) consecutive Trading Days ending the Trading Day before the Determination Date; or (c) if, as of the Determination Date, neither clause (a) nor (b) is applicable, the “Fair Market Value” of the Class A Common Stock shall be the fair market value per share as determined by an independent appraiser selected by agreement of Holdings and Agent, the expenses of which shall be paid solely by Holdings.

“FATCA” has the meaning given to such term in Section 2.7(d).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

            “Fee Cap” means (a) with respect to Agent’s counsel in connection with (i) the preparation, negotiation and closing of the Loan Documents entered into as of the Closing Date and (ii) the preparation, negotiation and, if applicable, closing of any intercreditor agreement and related documents in connection with the initial Approved ABL Facility proposed to be entered into following the Closing Date (whether or not the same closes), three hundred thousand dollars ($300,000) plus any and all out-of-pocket third-party costs, fees and expenses incurred by Agent’s counsel in connection with customary diligence and closing expenses (e.g. Lien searches, filing fees and searches to reflect relevant financing statement filed under the Code) and (b) with respect to Avenue Lender in connection with the preparation, negotiation and closing of the Loan Documents entered into as of the Closing Date, twenty-five thousand dollars ($25,000).

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“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

            “Funding Date” means any Business Day on which an Advance is made to or on account of Borrowers under this Agreement.

“Future Commitment” has the meaning given to such term in Section 12.10(b)(v).

            “GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

            “Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented, in each case, with jurisdiction over a Person or its property.

“Gross Margin” mean, for any period of determination, Revenue less the cost of goods sold, in each case recorded in accordance with GAAP.

“Grove” has the meaning given to such term in the preamble to this Agreement.

            “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” has the meaning given to such term in preamble to this Agreement.

            “Indebtedness” of any Person means, without duplication:

(a)all principal obligations of such Person for borrowed money;
(b)all principal obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(c)all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;
(d)all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) purchase price adjustments, working capital adjustments, earn-out obligations, holdbacks and similar deferred consideration except to the extent such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and has not been paid within thirty (30) days of becoming due and payable, (ii) trade payables, accrued expenses, current accounts, accruals for payroll and similar expenses (including accruals for director, officer or employee compensation), in each case, incurred in the ordinary course of business (including on an inter-company basis), (iii) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities in the ordinary course of business, (iv) any such obligations under ERISA and (v) prepaid and deferred revenue arising in the ordinary course of business);
(e)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (the amount of which shall be deemed to be an amount equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness secured by such Lien and (ii) the fair market value of the property encumbered thereby, as reasonably estimated by the Borrowers in good faith);
(f)all Contingent Obligations of such Person in respect of Indebtedness of another Person of the type under clauses (a) through (e) or (g) through (k) of this definition of Indebtedness;
(g)all Capital Lease Obligations and Synthetic Lease Obligations of such Person;
(h)all obligations of such Person as an account party in respect of letters of credit;

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(i)all obligations of such Person in respect of bankers’ acceptances;
(j)obligations in respect of Disqualified Stock; and
(k)all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) shall not constitute Indebtedness.
“Indemnified Liabilities” has the meaning given to such term in Section 10.3.

“Indemnified Person” has the meaning given to such term in Sections 10.3.
            “Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code or under any other bankruptcy or insolvency law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivers over any Person or their property or assets or other relief.

            “Insolvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is greater than all of such Person’s assets, (b) such Person is engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which such Person has unreasonably small capital, (c) such Person has incurred, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they generally become due as they become absolute and matured, or (d) such Person is not “solvent” or is “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.

            “Intellectual Property” means all of a Person’s right, title, and interest in and to the following: domain names; Copyrights, Trademarks and Patents (including registrations and applications therefor prior to granting, and whether or not filed, recorded or issued); all trade secrets and related rights, including rights to unpatented inventions, know-how and manuals; all design rights; claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

            “Intellectual Property Security Agreement” means an agreement executed and delivered by each Loan Party holding any Intellectual Property constituting Collateral under the Loan Documents filed with the United Stated Patent and Trademark Office or the US Copyright Office.

            “Internal Revenue Code” means the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder.

            “Inventory” means “inventory” as defined in the Code, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrowers, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

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“Investment” means, as to any Person, any beneficial equity ownership in any other Person (including stock, partnership interest or other securities), or any loan, advance or capital contribution to any other Person.

“IRC 956 Impact” means any situation in which the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Equity Interest of, a Foreign Subsidiary or Domestic Subsidiary of a CFC Holdco would reasonably be expected to result in material incremental income tax liability as a result of the application of Section 956 of the Internal Revenue Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

            “Joinder Agreement” means the agreement substantially in the form of Exhibit E hereto.

            “Landlord Subordination and Access Agreement” means an agreement between Borrowers’ landlord(s) and Agent that provides Agent access to the premises that such Borrower leases from such landlord and subordinates any Lien in favor of such landlord in a form and substance reasonably satisfactory to Agent.

“Late Funding” has the meaning given to such term in Section 12.11.

“LC Collateral Account” means any Deposit Account or Securities Account that any Borrower or any Loan Party has established to cash collateralize any letters of credit required to be obtained to support any Borrower’s business operations in the ordinary course of business.

“LC Line of Credit” means a line of credit established by Borrower or any Loan Party for the purpose of allowing, or the issuance of, one or more letters of credit to support any of the business operations of Borrowers and their Subsidiaries in the ordinary course of business.

“LCT Election” has the meaning given to such term in Section 1.5.

“LCT Test Date” has the meaning given to such term in Section 1.5.

“Lender” has the meaning given to such term in the preamble to this Agreement.

            “Lender Expenses” means all reasonable and reasonably documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket fees and expenses of counsel as limited below) (i) incurred by Agent or the Avenue Lender in connection with the preparation, negotiation and closing of the Loan Documents; (ii) incurred by Agent in connection with Collateral audit fees, to the extent required to be reimbursed by the Loan Parties hereunder; and (iii) incurred by Agent or any Lender in connection with the administration or enforcement of the Loan Documents, or in connection with an Insolvency Proceeding in maintaining, amending, enforcing, collecting, performing (including any workout or restructuring) or defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents (including in all cases, without limit, court costs, and whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise), but with respect to fees and expenses of counsel, limited in all respects to the reasonable and documented out-of-pocket fees and expenses of one (1) primary outside counsel for Agent, one (1) local counsel to Agent in each relevant jurisdiction (excluding in-house counsel) and one (1) primary outside counsel for the Lenders, taken as a whole (and, solely in the event of an actual or perceived conflict of interest between or among the Lenders, where a Lender informs the Borrowers of such conflict and, thereafter, after receipt of the Borrowers’ consent (not to be unreasonably withheld, conditioned or delayed) to retain separate counsel, one (1) additional counsel to all affected Lenders, taken as a whole). Notwithstanding the foregoing, in no event shall the aggregate amount of Lender Expenses exceed the amounts described in the definition of Fee Cap, in each case for the tasks described in such definition.

            “Lien” means any pledge, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance or other lien in favor of any Person.
“Limited Condition Transaction” means (a) any acquisition or Investment (whether by merger, amalgamation, consolidation or other business combination or the acquisition of the Equity Interests or otherwise) by the Borrowers or one or more Subsidiaries permitted pursuant to this Agreement which Borrower is contractually required to consummate whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness of any Acquisition Target requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and/or (c) any declaration of dividends or distributions, or redemptions with respect to any Equity Interest in any Acquisition Target requiring irrevocable notice in advance thereof.

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“Liquidation Event” means any of the following: (i) a merger of any Borrower with another entity pursuant to which such Borrower is not the surviving entity (other than (x) a merger done solely to (1) effect a change of domicile, or (2) to restructure any Borrower into Subsidiary that is owned by, in the case of Grove, a new entity having the same equity owners as the Borrowers had prior to such transaction and, in the case of Holdings, that would not constitute a Liquidation Event under clause (iii) below or (y) any Permitted Acquisition); (ii) the sale of all or substantially all of any Borrower’s assets in one or a series of related transactions or (iii) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” and its subsidiaries and any person or entity acting in its capacity as a trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the owner, directly or indirectly, of the voting equity interests representing more than the greater of (A) thirty-five percent (35%) of the voting power of voting equity interests of Holdings or (B) the percentage of the voting power of the voting equity interests of Holdings held by the Permitted Holders, unless the Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of Holdings. Notwithstanding the foregoing, the reorganization of the ownership of Holdings or any other equity owner of Holdings (including the insertion of any parent entity) shall not constitute a “Liquidation Event” so long as, after giving effect to such reorganization, no “Liquidation Event” would result based on the ultimate indirect beneficial ownership of Holdings.

            “Loan Documents” means, collectively, this Agreement, each Note, each Joinder Agreement, the Intellectual Property Security Agreement, the Approved ABL Intercreditor, any Control Agreement(s), any Landlord Subordination and Access Agreement, any Notice and Access Agreement, any Collateral Pledge Agreement, any Subordination Agreement and all other documents, instruments and agreements executed or delivered by Borrowers and/or any Loan Party to or for the benefit of Agent and Lenders in connection with this Agreement and designated as a “Loan Document”; provided that the Loan Documents shall not include any Equity Grant Documents.

“Loan Party” means any Borrower, any guarantor of the Obligations, and any Subsidiary thereof that has executed and delivered any Loan Document to or for the benefit of Agent and/or the Lenders.

            “Material Adverse Effect” means any event, occurrence or condition that has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, performance, properties, prospects, assets, liabilities , results of operations (financial or otherwise), cash flows or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole, (ii) the ability of Borrowers (taken as a whole) to repay the Obligations or otherwise perform their obligations on a timely basis under the Loan Documents or (iii) the validity or priority of Agent’s security interests in the Collateral or Agent’s right to enforce any of its material rights and remedies with respect to the Obligations.

            “Material Contracts” means any contract or agreement or series of related contracts or agreements to which a Borrower or any of its Subsidiaries is a party where the aggregate minimum contractual payment or consideration payable to or by such Borrower or such Subsidiary pursuant to the initial term of such contract or agreement on its face, or series of related contracts or agreements, exceeds five million dollars ($5,000,000).

            “Maturity Date” means December 21, 2026.

“Merchant Processing Accounts” has the meaning given to such term in Section 7.11.

            “Minimum Return” means the ratio equal to (a) the aggregate amount, without duplication, of (i) the principal and interest on account of the Tranche A Advance, and (ii) the Facility Fee A, in all cases actually paid in cash by the Loan Parties to Agent for the benefit of Lenders hereunder; divided by (b) the aggregate Tranche A Advance. For the avoidance of doubt, the foregoing clause (a) shall not include any amounts other than those listed, including fees paid directly to Agent for its own account, any amounts (principal, interest, fees, or other amounts) paid in connection with or attributable to Lender Expenses and the value of any Equity Interests or any underlying securities.
            “Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions.

            “Negotiable Collateral” means all letters of credit of which any Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Borrower’s Books relating to any of the foregoing.

“Non-Defaulting Lender” has the meaning given to such term in Section 12.10(a).

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“Non-U.S. Person” has the meaning given to such term in Sections 2.7(e)(i)(2).

            “Note” means a secured promissory note in favor of Agent in form and substance acceptable to Agent and Borrowers.

            “Notice and Access Agreement” means an agreement between a third party warehouse, fulfillment center, bailee or similar entity, on the one hand, and Agent on the other, that provides Agent access to the premises containing any Borrower’s Inventory or other Collateral in form and substance reasonably satisfactory to Agent.

            “Notice of Borrowing” means a notice of borrowing of an Advance pursuant to the terms of this Agreement in substantially the form of Exhibit B.

“NYSE” means the public stock exchange known as the New York Stock Exchange.

            “Obligations” means all debt, principal, interest, fees, charges, and other amounts owing by Borrowers or any Loan Party to Agent or a Lender of any kind and description whether arising under or pursuant to the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Advances, and further including all Lender Expenses that Borrowers or any Loan Party is/are required to pay or reimburse by the Loan Documents, by law, or otherwise together with payment of all sums advanced or paid out by Agent to preserve, protect or defend any Collateral or the condition thereof in accordance with the terms of the Loan Documents.

“OFAC” has the meaning given to such term in Section 5.20.

“OTC Bulletin Board” means the over-the-counter electronic bulletin board.

            “Patents” means all patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

            “Payment Date” has the meaning given to such term in Section 2.4(a).

            “Pension Plan” means any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained by Borrowers or any ERISA Affiliate.

            “Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit D hereto.

“Permitted Acquisition” means any Acquisition so long as:

(a)Borrowers shall have given written notice of any such proposed acquisition no less than fifteen (15) days (or such lesser period agreed by Agent in writing) prior to the consummation thereof together with (i) the pro forma calculations contemplated by clause (c) below and (ii) a copy of any proposed acquisition agreement or letter of intent (if available);
(b)(1) (i) no Event of Default has occurred and is continuing or would exist immediately after giving effect to such transaction or (ii) for a Limited Condition Transaction, (A) no Event of Default shall have occurred and be continuing on the date the definitive acquisition agreement thereof is signed and (B) no Event of Default pursuant to Sections 8.1, 8.11, 8.12 or 8.14 shall have occurred and be continuing at the time of the consummation of the transaction, (2) those representations set forth in Sections 5.1 (as to the due incorporation and existence of each Borrower under the laws of its state of incorporation), 5.2 (first sentence), 5.5 and 5.10 shall be true, complete and correct in all material respects at the time of the consummation of the transaction (and the consummation of any Limited Condition Transaction shall constitute Borrowers’ representation that the same were so true and correct in all material respects at the time of the consummation of the transaction) and (3) such transaction closes in accordance with the definitive acquisition agreement thereof without any amendment or waiver to any provision thereof that is materially adverse to the interests of the Lenders;
(c)Borrowers shall be in compliance with the financial covenants set forth in Section 6.11 hereof and, immediately after giving effect to the consummation of such transaction, the Borrowers are

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in pro forma compliance with the financial covenants set forth in Section 6.11, in each case as determined by a methodology consistent with Borrowers’ financial reporting generally;
(d)to the extent that any such Permitted Acquisition involves a merger of a Borrower, (i) such Borrower shall be the surviving entity following the closing of such transaction or (ii) if the Person formed by or surviving any such transaction is not a Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia and (B) the Successor Borrower shall expressly assume the Obligations of the Borrowers in a manner reasonably satisfactory to Agent, including Agent’s reasonable satisfaction with the continuation of the Liens and security interests granted under the Loan Documents and the perfection of the same as of the date on which any such transaction is consummated, inclusive of any relevant Control Agreements as may be required pursuant to Section 7.11 hereof) together with customary searches (OFAC, credit, judgment, lien, bankruptcy, UCC, litigation, etc.) and Agent’s satisfaction with the results of the same in its sole discretion (acting reasonably); provided that, if the foregoing conditions under clauses (A) and (B) are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement;
(e)if such acquisition involved the acquisition of any Equity Interests in any Person, then such Person shall be made a Loan Party in accordance with the timing and other requirements set forth in Section 6.10 hereof (except to the extent the same would constitute an Excluded Subsidiary);
(f)while any Obligations remain outstanding, the total consideration (as reasonably estimated by Borrowers on the date of execution of the definitive document therefor) for all Permitted Acquisitions shall not in the aggregate exceed five million dollars ($5,000,000) in cash or Cash Equivalents (provided that any cash or Cash Equivalents raised by Acquisition Financing within the ninety (90) days immediately preceding such Permitted Acquisition shall not be deemed to be cash or Cash Equivalents that are subject to such limitation);
(g)any proposed Acquisition that does not meet the Acquisition Requirements, or that would otherwise not meet the requirements set forth in the immediately preceding clauses (b), (c), (d), (e) or (f) shall be subject to the prior written consent of Agent in its sole discretion (acting reasonably); and
(h)any Indebtedness incurred, assumed by or otherwise guaranteed by any Loan Party in connection with such Acquisition shall otherwise comply with the definition of Permitted Indebtedness.
“Permitted Assignee” has the meaning given to such term in Section 13.1.
“Permitted Holders” means (i) all Persons that own Class B common stock of Holdings on the Closing Date and their Affiliates, (ii) Virgin and its Affiliates, (iii) Yorkville and its Affiliates, (iv) the directors, managers, officers, employees and consultants of the Borrowers and their Subsidiaries (and any estate, trust, guardianship, custodianship, or other fiduciary arrangement for the primary benefit of one or more of such Persons and/or their spouses, former spouses, domestic partners or former domestic partners, lineal descendants (natural or adopted)), (v) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings or any parent entity, acting in such capacity and (vi) any “group” (as such term is used in Sections 13(d)-3 and 13(d)-5 and 14(d) of the Exchange Act), the members of which include any of the other Permitted Holder.
“Permitted Indebtedness” means the following:

(l)Indebtedness in favor of Agent or a Lender arising under this Agreement or any other Loan Document;
(m)Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedules;
(n)Indebtedness consisting of:
(i) the Approved ABL Facility so long as the same is subject to an Approved ABL Intercreditor;
(ii)Permitted Investments allowed pursuant to clause (f) of the definition of Permitted Investments;

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(iii)Capital Lease Obligations to finance the acquisition, repair, improvement or construction of fixed or capital assets of any Borrower or any Subsidiary and other purchase money obligations for fixed or capital assets within the limitations set forth in clause (c) of the definition of Permitted Liens provided such Indebtedness does not exceed the lesser of the cost or fair market value of the assets financed with such Indebtedness plus the cost of installation, prepaid maintenance and fees and costs and expenses in connection with the acquisition, replacement, repair, maintenance, construction, improvement, assumption or installation of such assets;
(o)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is promptly extinguished;
(p)Indebtedness arising in connection with endorsement of instruments for deposit or endorsement of negotiable instruments in the ordinary course of business;
(q)Indebtedness of Borrowers that may be deemed to exist in connection with agreements providing for warranty obligations entered into in the ordinary course of business;
(r)Indebtedness of Borrowers arising from customary cash management services, including treasury, depository, overdraft, electronic funds transfer, cash pooling arrangements, netting services, merchant services and other similar arrangements, or in connection with any automated clearinghouse transfer of funds, in the ordinary course of business;
(s)Indebtedness under any LC Line of Credit so long as (i) the aggregate commitment under all LC Lines of Credit does not exceed eighteen million dollars ($18,000,000); (ii) the obligations under any LC Line of Credit shall not be secured by any property or assets of any Borrower or any Loan Party other than cash or Cash Equivalents held in deposit accounts pledged to the lenders under such LC Lines of Credit in an amount not to exceed the commitment under the applicable LC Line of Credit and (iii) the sum of (y) total commitments under all LC Lines of Credit plus (z) amounts held in LC Collateral Accounts shall not exceed the amount set forth in the immediately preceding clause (h)(i);
(t)Indebtedness of Borrowers arising from credit cards maintained with third parties in the ordinary course of Borrowers’ business; provided that the sum of all Indebtedness under any LC Line of Credit described in clause (h) and those credit cards described in this clause (i) do not exceed eighteen million dollars ($18,000,000) in the aggregate at any time outstanding;
(u)Indebtedness owed to any Person in connection with property, casualty, liability, business interruption, directors and officers or other insurance obtained by any Borrower or its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance and such Indebtedness is not secured by any property or assets of any Borrower or any of its Subsidiaries other than the unpaid premium amounts with respect to such insurance;
(v)Subordinated Debt not to exceed seventy-five million dollars ($75,000,000) in the aggregate at any time outstanding;
(w)intercompany Indebtedness (i) among the Borrowers, (ii) between any Borrower and any Subsidiary or (iii) among the Subsidiaries, in the case of clauses (i), (ii) or (iii), to the extent constituting a Permitted Investment; provided, that as to any such Indebtedness described in this clause (l), (x) any such Indebtedness owed by a Loan Party to a non-Loan Party shall be unsecured and (y) any Indebtedness owed by a Loan Party to a non-Loan Party or by a Borrower to any other Person (including any Loan Party, but excluding any other Borrower) shall be subject to a Subordination Agreement reasonably satisfactory to Agent (it being understood that so long as no Event of Default shall have occurred and be continuing or no Event of Default shall have occurred or be continuing as a result thereof or any Default with respect to Section 6.11(a) shall not occur as a result thereof, payments of such Indebtedness may be repaid in accordance with the terms of the applicable Subordination Agreement);
(x)Indebtedness of any Person that becomes a Subsidiary after the Closing Date and assumed in connection with a Permitted Acquisition or other Permitted Investment, provided that: (x) the aggregate principal amount of Indebtedness incurred in reliance on this clause (m) shall not exceed the aggregate sum of five million dollars ($5,000,000) at any time outstanding and (y) such Indebtedness exists at the time such

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Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
(y)Indebtedness incurred with respect to any Hedging Agreement in the ordinary course of business;
(z)Indebtedness consisting of guaranty obligations incurred in the ordinary course of business in respect of obligations to or of suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners to the extent constituting a Permitted Investment;
(aa)to the extent constituting Indebtedness, (i) obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies and (ii) deferred purchase price of services owing or accrued for the benefit of directors, officers, employees or consultants, including any pension or other employee benefit plan obligations and liabilities incurred by the Borrowers and their Subsidiaries, in each case, in the ordinary course of business;
(ab)Indebtedness in respect of (i) worker’s compensation, health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business and (ii) letters of credit, bank guarantees or similar instruments for the account of any Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(ac)Indebtedness arising from (i) take or pay obligations contained in supply agreements in the ordinary course of business and (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;
(ad)Indebtedness consisting of promissory notes issued by any Borrower or any Subsidiary of any Borrower to current or former directors, employees and other service providers of any Borrower or any Subsidiary (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the redemption, purchase or other acquisition or retirement for value by Holdings of its Equity Interests; provided that, at the time of the issuance of such promissory note, such redemption, purchase or other acquisition or retirement is otherwise permitted by this Agreement;
(ae) Indebtedness arising from agreements of a Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or other similar obligations (including contingent “earn-outs” and deferred consideration), in each case, incurred or assumed in connection with any Permitted Acquisition or other Permitted Investment;
(af)unsecured Indebtedness not otherwise enumerated herein not to exceed five million dollars ($5,000,000) in the aggregate at any time outstanding; and
(ag)Indebtedness issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace, redeem, repurchase, defease, restructure, repay or refund Indebtedness incurred pursuant to clauses (b), (c)(iii) and (m) of this definition so long as such refinancing Indebtedness (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, except by an amount equal to unpaid accrued interest and premium (including tender premium), make-whole amounts or penalties thereon, defeasance costs, underwriting discounts and other reasonable amounts paid and fees, commissions and expenses (including upfront fees, original issue discount and initial yield payments) incurred in connection with the incurrence of such refinancing Indebtedness, (ii) repays, defeases or satisfies and discharges in full the Indebtedness being refinanced on the date such refinancing Indebtedness is issued, incurred or obtained and (iii) is not secured by a Lien against any property or assets of Borrowers or any Subsidiary other than those Liens that secured such Indebtedness prior to such repayment, defeasance or satisfaction and discharge and the proceeds and products thereof and the accessions thereto.
    “Permitted Investment” means:

(ah)Investments existing on the Closing Date disclosed in the Disclosure Schedules;
(ai)Investments constituting cash and Cash Equivalents (or that were Cash Equivalents at the time the original investment was made), provided such cash and Cash Equivalents are in accounts which are subject to a Control Agreement in favor of Agent to the extent required under Section 7.11 of this Agreement;

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(aj)Investments accepted in connection with Permitted Transfers;
(ak)Investments by (i) a Loan Party in or to other Loan Parties, (ii) a Subsidiary that is not a Loan Party in or to other Subsidiaries or Loan Parties and (iii) a Loan Party in or to Subsidiaries that are not Loan Parties in an amount not to exceed, five hundred thousand dollars ($500,000) per fiscal year at any time outstanding in the aggregate for all such Investments;
(al)Investments in joint ventures or strategic alliances in the ordinary course of any Borrower’s business, provided that any cash investments by Borrowers do not exceed five hundred thousand dollars ($500,000) in the aggregate in any fiscal year and further provided that if any Borrower holds a majority interest in any such joint venture, such Person shall have signed a Joinder Agreement;
(am)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ business;
(an)Investments consisting of the purchase of fixed or capital assets in an amount not to exceed one million dollars ($1,000,000) per fiscal year;
(ao)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(ap)Investments consisting of extensions of credit to customers and suppliers in the nature of account receivables in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of property;
(aq)stock options or other equity awards granted to key employees or directors as a performance incentive under an equity incentive plan subject to the other terms and conditions hereof and provided, that no dividend or any other payment is made on account thereof or any shares issued on the exercise thereof except to the extent permitted under Section 7.7;
(ar)performance guarantees incurred in the ordinary course of business or consistent with industry practice;
(as)Investments consisting of Permitted Acquisitions;
(at)Subject to Section 6.10, Investments consisting of the creation of a Subsidiary for the sole purpose of consummating a Permitted Acquisition or any other Permitted Investment;
(au)to the extent constituting an Investment, any (i) Permitted Transfer or (ii) transactions permitted under Section 7.5, 7.7 or 7.8;
(av)to the extent constituting an Investment, non-cash consideration received in the settlement of any litigation or claims;
(aw)subject to Section 6.10, Investments to the extent such Investments otherwise constituted a Permitted Investment pursuant to the express terms hereof and any increase reflects an increase in the value thereof;
(ax)Investments consisting of travel and entertainment advances and employee relocation loans and advances and other employee loans and advances in the ordinary course of business;
(ay)the consummation of the transactions contemplated by this Agreement, the other Loan Documents and the Equity Grant Documents;
(az)Investments consisting of Permitted Licenses;
(ba)to the extent constituting an Investment, the deferred purchase price of services owing to or accrued for the benefit of directors, officers, employees or consultants, including any pension or other employee benefit plan obligations and liabilities incurred by the Borrowers and their Subsidiaries in the ordinary course of business;

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(bb)guarantees of obligations of suppliers, customers, franchisees and licensees of Borrowers and their Subsidiaries, in each case, in the ordinary course of business;
(bc)Investments in any Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;
(bd)Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;
(be)(i) Investments of the Borrowers and their Subsidiaries in any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any Subsidiary after the Closing Date, in each case as part of a Permitted Acquisition or other Permitted Investment and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted hereby;
(bf)Investments in an amount not to exceed the amount of any capital contributions or other proceeds of any issuance of Equity Interests (other than in respect of Disqualified Stock) received as cash equity by any Borrower or any Subsidiary to the extent not otherwise applied to make distributions pursuant to Section 7.7(h); and
(bg)other Investments in an aggregate outstanding amount not to exceed one million dollars ($1,000,000).
“Permitted Licenses” means non-exclusive licenses, sublicenses and similar arrangements for the use of the property of Borrowers or their Subsidiaries in the ordinary course of business, but excluding any such license, sublicense or arrangement pursuant to which a Borrower or its Subsidiaries incurs any payment obligations (excluding inchoate indemnity obligations) to any Person.
“Permitted Liens” means the following:
(bh)(i) Liens existing on the Closing Date and disclosed in the Disclosure Schedules and the replacement, extension or renewal thereof in connection with clause (v) of the definition of Permitted Indebtedness in respect of the Indebtedness (or the replacement, extension or renewal of the obligation) secured thereby; provided that in connection with this clause (i), such Lien shall not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Permitted Indebtedness and (B) proceeds and products thereof, accessions thereto and improvements or repairs thereon;
(bi)Liens for taxes, fees, assessments or other governmental charges or levies that (i) are not yet due and payable, (ii) are delinquent and for which Borrowers or their Subsidiaries maintain adequate reserves in accordance with GAAP or (iii) the non-payment of which would not be reasonably expected to have a Material Adverse Effect;
(bj)Liens (i) upon or in any fixed or capital asset acquired or held by Borrowers or any of their Subsidiaries to secure the price for the acquisition, repair, improvement or construction of such asset in an aggregate amount not to exceed five million dollars ($5,000,000) outstanding at any time, or (ii) existing on such assets at the time of their acquisition, repair, improvement or construction, provided that with respect to clauses (i) and (ii), the Lien is confined solely to the property so acquired, improvements thereon, and the products and proceeds of such assets, after-acquired property that is affixed or incorporated into the property covered by such Lien, accessions thereto and repairs thereon (it being understood that individual financings of the type permitted under clause (c)(iii) of the definition of Permitted Indebtedness provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates); provided further that the same have no priority over Agent’s Lien in the Collateral (other than with respect to such property described in this clause (c)) and do not encumber the Collateral (other than with respect to such property described in this clause (c));
(bk)Liens on any LC Collateral Accounts or to secure any obligations under any LC Line of Credit or any credit cards so long as the same are in compliance with the provisions of clause (h) and clause (i) of the definition of “Permitted Indebtedness”;

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(bl)Permitted Licenses;
(bm)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.7 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(bn)Liens in favor of other financial institutions arising in connection with Borrowers’ or their Subsidiaries’ Deposit Accounts or Securities Accounts held at such institutions to secure standard fees for services charged by, but not financing made available by such institutions and Liens in favor of collecting banks arising under Section 4-210 of the UCC or any similar applicable law;
(bo)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;
(bp)Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;
(bq)Liens on deposits securing obligations with suppliers entered into in the ordinary course of business;
(br)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens attach only to those properties and assets stored or located at such locations and (i) secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, (ii) are not overdue by more than sixty (60) days, (iii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP or (iv) secure claims not exceeding one million dollars ($1,000,000) in the aggregate;
(bs)Liens to secure the obligations of any Borrower under the Approved ABL Facility while the obligations thereunder remain outstanding or any commitments remain in effect, so long as the Approved ABL Intercreditor remains in full force and effect and those provisions of Section 7.5 with respect to the Approved ABL Facility are satisfied;
(bt)Liens to secure workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(bu)the title and interest of lessors or sublessors pursuant to leases or subleases (including operating leases) of real property granted in the ordinary course of a Borrower’s or a Subsidiary’s business (and precautionary UCC filings with respect thereto) (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, granted in the ordinary course of a Borrower’s or a Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), including any lessor or sublessor’s interest in any security deposit provided under any such lease or sublease;
(bv)Liens consisting of minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the conduct of the business conducted at the property subject to such encumbrance;
(bw)Liens on the Equity Interests of any joint venture entity in the form of a transfer restriction, purchase option, call, rights of first refusal, tag and drag or similar right in connection with a joint venture;
(bx)Liens granted under the Loan Documents;
(by)Liens on any cash and Cash Equivalent earnest money deposits made in connection with any letter of intent or purchase agreement entered into with respect to a Permitted Acquisition or other Permitted Investment;

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(bz)Liens consisting of security deposits in connection with leases, utility services and similar transactions entered into in the ordinary course of business;
(ca)Liens (i) on property or assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Loan Party or Subsidiary; provided that such Liens (A) do not extend to property not subject to such Liens at the time of acquisition (other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Permitted Indebtedness and (y) proceeds and products thereof, accessions thereto and improvements or repairs thereon (it being understood that individual financings of the type permitted under clause (c)(iii) of the definition of Permitted Indebtedness provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates)) and (B) are not created in anticipation or contemplation of such acquisition, merger or consolidation and (ii) securing Indebtedness permitted to be incurred under clause (m) of the definition of Permitted Indebtedness; and
(cb)Liens securing Subordinated Debt not in excess of the amounts permitted pursuant to clause (k) of the definition of Permitted Indebtedness.
            “Permitted Transfer” has the meaning given to such term in Section 7.2.

    “Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

“Personal Information” shall have the same definition as in California Civil Code § 1798.140(o)(1).

            “Prime Rate” means, for any day, the greater of (i) seven and one-half of one percent (7.50%), (ii) the Prime Rate most recently published in the Money Rates section of the Western Edition of The Wall Street Journal and (iii) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal on the Closing Date. If the Wall Street Journal, Western Addition no longer reports the Prime Rate, then Agent shall select a reasonably comparable index or source to use as the basis for the Prime Rate. The Prime Rate applicable to any Advance shall be determined as of the Business Day prior to the Funding Date of such Advance and reset monthly thereafter on each Payment Date for such Advance.

“Pro Rata Percentage” means, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of the Commitments of all Lenders.
            “Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Register” has the meaning given to such term in Section 13.1.

“Relevant Agency Laws” means any and all applicable laws, rules and regulations of any Governmental Authority applicable to the manufacture, production, storage, packaging, transport, sale, branding, labeling or marketing of any Borrower’s products, including any rules and regulations promulgated from time to time by the United States Food and Drug Administration, the Consumer Product Safety Commission, the Environmental Protection Agency, the United States Department of Agriculture and other laws, rules and regulations of any Governmental Authority with authority over any Borrower or any of its Inventory.

“Required ABL Approval Matter” means any (a) increase in the maximum principal amount of the Approved ABL Facility or in the interest rate applicable to all or any portion of the Approved ABL Facility beyond the limits set forth in the Approved ABL Intercreditor; (b) addition of any default or prohibition that would prohibit payment of any of the Obligations to Agent or the Lenders or (c) addition of any financial covenant or any material adverse change in any other negative covenant unless, in the case of clause (c), Borrowers offer to add such covenants under this Agreement (which shall not require the consent of Agent or the Lenders).

            “Required Lenders” means Lenders holding a majority in interest of the aggregate Commitment; provided that so long as the Structural Lenders hold a majority in interest of the aggregate Commitment and the Avenue Lender holds not less than ten percent (10%) of the aggregate commitment, the Avenue Lender shall be included in any determination of Lenders constituting Required Lenders (subject to Section 12.10 hereof).

            “Responsible Officer” means the President, Chief Executive Officer, Chief Financial Officer, Head of Finance, Treasurer or Controller of such Borrower.

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            “Revenue” means, for any Person, “net revenue” of such Person as determined in accordance with GAAP (consistently applied) from the sale of finished goods Inventory or services.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission, or any governmental or regulatory authority succeeding to any of its principal functions.

            “Securities Account” means any “securities account” as defined in the Code.

“Securities Act” has the meaning given to such term in the definition of Securities Laws.

“Securities Laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing policies, rules, standards and practices established, approved or incorporated by the SEC or the Public Companies Accounting Oversight Board.

“Shares” has the meaning given to such term in Section 9.8.

“Special Advance” has the meaning given to such term in Section 12.10(b)(iii).

“Structural Lender” means Structural Capital Investments III, LP, Structural Capital Investments IV, LP or any Approved Fund managed by any Affiliate of any of the foregoing.

            “Subordinated Debt” means any Indebtedness incurred by Borrowers and the other Loan Parties that is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent in its sole discretion (acting reasonably) entered into between Agent and the other creditor, whereby a Person subordinates the Indebtedness of any Loan Party to such Person and any Liens associated therewith to the Obligations and Agent’s Liens on the Collateral.

            “Subsidiary” means any Person that is an entity of which a majority of the outstanding capital stock, membership interests or other equity interests entitled to vote for the election of directors, managers or the equivalent is owned by any Borrowers directly or indirectly through Subsidiaries including any Subsidiary formed after the date hereof.

“Successor Borrower” has the meaning given to such term in the definition of Permitted Acquisition.

            “Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any synthetic lease that would appear on a balance sheet of such Person in accordance with GAAP (consistently applied) if such obligations were accounted for as Capital Lease Obligations.

“Term Sheet” has the meaning given to such term in Section 13.4.

“Terrorism Order” has the meaning given to such term in Section 5.21(a).

            “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Person connected with and symbolized by such trademarks, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Trading Day” means any Business Day on which the relevant securities exchange is open for trading.

“Tranche A Advance” means the Advance in the amount of seventy-two million dollars ($72,000,000) funded on the Closing Date on account of the Tranche A Commitment.

            “Tranche A Commitment” means seventy-two million dollars ($72,000,000) which Tranche A Commitment shall terminate on the Commitment Termination Date applicable to the Tranche A Advance.

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            “Transfer” has the meaning given to such term in Section 7.2.

            “Unrestricted Cash” of any Person, means cash or Cash Equivalents of such Person, (a) that are not, and are not required to be, designated as “restricted” on the financial statements of such Person (other than as a result of the Liens permitted under clause (b) below) and (b) in which no Person other than Agent has a first priority Lien (other than as provided in clause (g) of Permitted Liens or second priority Liens in favor of the agent or lender under any Approved ABL Facility to the extent the aggregate commitment under such Approved ABL Facility is at least thirty million dollars ($30,000,000)), and (c) on and after the date provided for in Section 7.11, that are held in a Deposit Account or Securities Account that is subject to a Control Agreement in favor of Agent for the benefit of the Lenders.

            “USA FREEDOM Act” means The Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring (USA FREEDOM ACT) Act of 2015, Public Law 114-23 (June 2, 2015).

            “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” has the meaning given to such term in Section 2.7(d).

“U.S. Tax Compliance Certificate” has the meaning given to such term in Sections 2.7(e)(i)(2).

            “Virgin” means Virgin Group Acquisition Sponsor II LLC and Corvina Holdings Limited.

            “Yorkville” means YA II PN, LTD., a Cayman Islands exempt limited partnership.

“Yorkville Facility” means the arrangement under the Yorkville Purchase Agreement pursuant to which, as of the date thereof, provided for the right of Holdings to issue and sell to Yorkville up to one hundred million dollars ($100,000,000) of Holdings’ shares of Class A common stock.

“Yorkville Purchase Agreement” means the Standby Equity Purchase Agreement dated as of July 18, 2022 between YA II PN, Ltd., a Cayman Islands exempt limited partnership and Holdings.

1.1Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to (a) any other document, instrument or agreement shall include all exhibits, schedules, annexes and other attachments thereto, and (b) any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation, and (c) to any Person shall be construed to include such Person’s successors and permitted assigns. References to this Agreement, any of the other Loan Documents or any other document, instrument or agreement shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, amended and restated, modified, supplemented, renewed, refinanced or replaced from time to time and in effect at any given time, provided that Borrowers may amend the Perfection Certificate and Disclosure Schedules unilaterally only as expressly authorized in Section 5. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, (d) all references to dollars, Dollars or $ shall mean United States Dollars, and (e) all accounting terms used in this Agreement or any other Loan Document (e.g. revenue) shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, consistently applied. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.2Accounting Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided, that if Borrowers notify Agent that Borrowers request an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment

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to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (which such modifications or amendments shall be made without the payment of any fee to the extent they relate to or arise out of such changes in GAAP and/or the application thereof).
1.3Perfection Certificate and Disclosure Schedules. Notwithstanding anything to the contrary contained herein, with respect to any representation, warranty, covenant or agreement contained herein or in any other Loan Document that is qualified by reference to the Perfection Certificate or the Disclosure Schedules, such reference shall be to the Perfection Certificate or the Disclosure Schedules, as applicable, delivered as of the Closing Date or as updated pursuant to Section 6.4 (it being understood and agreed that any representation, warranty, covenant or agreement contained herein or in any other Loan Document that is qualified by reference to the Perfection Certificate or the Disclosure Schedules shall not be deemed to have been breached to the extent any information set forth in the Perfection Certificate or on such Disclosure Schedule changes, so long as the Perfection Certificate or such Disclosure Schedule is updated to reflect such changes in connection with the next succeeding delivery of an updated Perfection Certificate or updated Disclosure Schedules, as applicable, pursuant to Section 6.4) (provided that the matters that such updates relate to shall continue to be in compliance with any applicable covenants set forth in the Loan Documents).
1.4Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(a)    determining compliance with any provision of this Agreement that requires the calculation of Revenue, operating revenue or Gross Margin,
(b)    determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or
(c)    testing availability under baskets set forth in this Agreement, the date of determination of whether any such actions and transactions are permitted hereunder shall, in each case, at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) the Borrowers could have taken such action on the relevant LCT Test Date in compliance with such cap or basket, such cap or basket shall be deemed to have been complied with (provided that in calculating any such baskets or thresholds, Borrowers shall further count toward such caps, baskets or thresholds and give pro forma effect to (i) any unconsummated transactions for which Borrowers have previously made an LCT Election (provided that Borrowers shall not be required to continue counting any Limited Condition Transaction toward the relevant caps, baskets or thresholds if Borrowers have provided written notice to Agent that Borrowers are withdrawing such LCT Election or such Limited Condition Transaction fails to close (including any termination thereof)), in which case any such transaction shall be subject to all of the terms, covenants and conditions applicable to a transaction that does not qualify as a Limited Condition Transaction) and (ii) any other transactions (whether or not Permitted Acquisitions, Limited Condition Transactions or any other transactions) which have otherwise been undertaken by Borrowers. Any Limited Condition Transaction shall be consummated within one hundred eighty (180) days of an LCT Test Date. Borrower shall provide Agent with a written notice specifying the proposed LCT Election concurrently with the delivery of the proposed notice of a Permitted Acquisition in accordance with the definition of Permitted Acquisition. By way of example, if Borrowers make an LCT Election with respect to a proposed acquisition which would require ten million dollars ($10,000,000) in Cash consideration (the “Example LCT Acquisition”), for purposes of considering a subsequent acquisition, the Example LCT Acquisition shall be deemed to have been consummated, such that Borrowers will be deemed to have utilized ten million dollars ($10,000,000) in Cash consideration for purposes of calculating limitations and thresholds for all future Permitted Acquisitions and other transactions and expenditures unless and until the Borrowers have provided written notice to Agent that Borrowers are withdrawing the LCT Election with respect to such Example LCT Acquisition or such Example LCT Acquisition fails to close (including any termination thereof).
If the Borrowers have made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the basket (excluding, for the avoidance of doubt, the calculation of any test contained in Section 6.11 for purposes of determining actual compliance as at the end of any testing period) or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires), any such ratio or

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basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence of indebtedness and the use of proceeds thereof) have been consummated.
2.Loan and Terms of Payment
2.1Term Loan Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, each Lender agrees to lend to Borrowers, prior to the Commitment Termination Date, the Tranche A Advances; provided that the aggregate principal amount of the Tranche A Advances shall not exceed the Tranche A Commitment and no Lender shall be required to lend more than its Pro Rata Percentage of the Tranche A Commitment as set forth on Schedule 2.1. If prepaid, the principal of the Tranche A Advances may not be re-borrowed.
2.2Use of Proceeds; The Advances.
(a)Use of Proceeds. The proceeds of the Advances shall be used solely to (i) refinance existing Indebtedness, (ii) pay certain fees and expenses incurred in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Equity Grant Documents, and (iii) for working capital and general corporate purposes of Borrowers, including growth related initiatives, in all cases subject to the terms of this Agreement.
(b)The Advances. The Advances shall be repayable as set forth in Section 2.4. Each Lender and Agent may, and are hereby authorized by Borrowers to, record in such Lender’s and Agent’s books and records appropriate notations regarding such Lender’s interest in the Advances; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.
2.3Procedure for Making Advances; Interest.
(a)Notice. Not less than three (3) Business Days (or such lesser time that Agent shall agree) with respect to the Funding Date of the Advances to be made on the Closing Date), Borrowers shall submit a Notice of Borrowing to Agent, whereupon Agent shall notify Lenders. Each Lender’s obligation hereunder to make the Advances on the initial Funding Date shall be subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2. The amount of the requested Tranche A Advance on the initial Funding Date shall be seventy-two million dollars ($72,000,000). Upon satisfaction of the applicable conditions for any Advance requested by Borrowers hereunder, each Lender agrees, severally and not jointly, to make such Advance to Borrowers in an aggregate principal amount equal to such Lender’s Pro Rata Percentage of such Advance.
(b)Interest Rate. Without duplication of Section 2.7(c), Borrowers shall pay interest to Agent for the benefit of Lenders on the unpaid principal amount of the Advances from the date of such Advance until such Advance has been paid in full, at a per annum rate of interest equal to the Basic Rate. In addition, without duplication of Section 2.7(c), Borrowers shall pay interest to Agent for the benefit of Lenders on any Obligations other than principal and interest that are not paid within thirty (30) days of the date due from the time when such Obligation is due until such Obligation has been paid in full. All computations of interest shall be based on a year of three hundred sixty (360) days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
(c)Disbursement. Subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2 with respect to the Advances made on the initial Funding Date, the Tranche A Advance shall be disbursed by Agent after receipt from Lenders via wire transfer of funds to one or more accounts designated in writing by Borrowers in the Notice of Borrowing.
(d)Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of the Commitment to Borrowers hereunder shall terminate on the applicable Commitment Termination Date or as set forth in Section 2.8.
2.4Amortization of Principal and Interest; Final Payment.
(e)Interest Payments. Interest on each Advance shall be due and payable to Agent for the benefit of Lenders in advance on the first (1st) Business Day of each month and continuing on the first (1st) Business Day of each month thereafter (each a “Payment Date”) during the term of such Advance; provided however, and in addition, that upon the funding of each Advance, interest on such Advance shall be withheld from the Advance on the Funding Date of the Advance for the period between the Funding Date of such Advance and the first (1st) Payment Date immediately following the Funding Date of such Advance. Once paid, interest is nonrefundable and shall be deemed earned as of the Payment Date for which such interest payment is due. Agent shall allocate and distribute all interest payments received from Borrowers to the Lenders based on each Lender’s Pro Rata Percentage.
(f)Principal Payments. From and after the Amortization Date, in addition to the payment of interest due under Section 2.4(a) hereunder, Borrowers shall make equal monthly payments of principal

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on the Tranche A Advances on each Payment Date until the Maturity Date in an amount equal to the amount needed to fully amortize the outstanding Tranche A Advances as of the Maturity Date. Agent shall allocate and distribute all principal payments received from Borrowers to the Lenders based on each Lender’s Pro Rata Percentage of the Tranche A Advances.
(g)Final Payment. Unless an Advance is prepaid in full prior to the Maturity Date, Borrowers shall pay the entire unpaid principal and accrued interest and all unpaid Obligations on the Maturity Date, including, with respect to the Tranche A Advance, the Exit Fee. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.
2.5Fees and Expenses. Borrowers shall pay to Agent the following:
(h) Facility Fee. On the Closing Date, a cash facility fee equal to one million eighty thousand dollars ($1,080,000) (the “Facility Fee A”), payable to Agent for the benefit of the Lenders. The Facility Fee A will be deducted and withheld from the initial Tranche A Advance. The Facility Fee A is nonrefundable and deemed fully earned as of the Closing Date.
(i)Lender’s Expenses. On the initial Funding Date, all unreimbursed Lender Expenses in an amount not to exceed the Fee Cap, which Agent may deduct from the initial Advances (to the extent written invoices have been furnished to the Borrowers). Thereafter, all unreimbursed Lender Expenses shall be due within thirty (30) days after receipt of a written invoice therefor. Agent shall allocate and disburse such payments to the Person having incurred such Lender Expenses.
2.6Prepayments.
(j)Mandatory Prepayment Upon an Acceleration. If repayment of the Advances is either automatically or at the election of Agent pursuant to the terms hereof accelerated following the occurrence and continuance of an Event of Default, then Borrowers shall immediately pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due prior to the date of prepayment, (ii) the outstanding principal amount of the Advances, (iii) the Exit Fee (if any), and (iv) all other Obligations due hereunder (other than inchoate indemnity obligations or other obligations that expressly survive termination).
(k)Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event shall occur, then Borrowers shall upon such Liquidation Event pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due prior to such Liquidation Event, (ii) the outstanding principal amount of the Advances, (iii) the Exit Fee (if any), and (iv) all other Obligations due hereunder (other than inchoate indemnity obligations or other obligations that expressly survive termination).
(l)Voluntary Prepayment. Borrowers may voluntarily prepay all or part of the Advances at any time; provided that Borrowers pay to Agent for the benefit of Lenders all accrued and unpaid payments of interest with respect to the Advance being prepaid due up to and including the date of prepayment and, in the case of a prepayment of the Tranche A Advance, the Exit Fee (if any).
2.7Other Payment and Performance Terms.
(m)Place and Manner. Borrowers shall cause all payments due to Agent hereunder, whether such payments are on account of the Advances, Lender Expenses, fees or other payments due, to be made in lawful money of the United States, in good same day or immediately available funds to an account designated by Agent or to Agent’s address.
(n)Date. Whenever any payment due hereunder or the performance of any covenant, duty or other obligation hereunder or under any other Loan Document shall fall due on a day other than a Business Day, such payment or performance shall be made on the next succeeding Business Day, and in the case of any payment, such extension of time shall be included in the computation of interest or fees, as the case may be.
(o)Default Rate. If an Event of Default has occurred and is continuing, at Agent’s election, Borrowers shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured or waived by Agent in writing, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.
(p)Payments Free from Taxes. All payments by or on account of any obligation of Borrowers hereunder shall be made free and clear of, and without deduction for, any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed under U.S. federal, state, local or any foreign law (including additions to tax, penalties and interest), unless otherwise required by applicable laws. If any taxes, other than (i) taxes imposed on or with respect to a Lender or its assignee based on or measured with respect to net income or net profits, however denominated (including any branch profits or franchise taxes), (ii) backup withholding taxes imposed under the laws of the jurisdiction(s) (or any political subdivision(s) thereof) in which a Lender or its assignee is resident or deemed to be resident, is organized, has an applicable lending office in, carries on business or is deemed to carry on business (other than a jurisdiction in which a Lender

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or its assignee would not have been treated as carrying on business but for being a party to this Agreement) to which such payment relates, or has or had a present or former connection (other than a connection which a Lender or its assignee would not have had but for being a party to this Agreement), (iii) withholding taxes imposed on amounts payable to or for the account of such Lender or assignee with respect to an applicable interest in an Obligation or Advance pursuant to a law in effect on the date on which such Lender or assignee acquires such interest in the Obligation or Advance or changes its lending office, (iv) taxes attributable to any Lender’s, assignee’s or Agent’s failure to comply with Section 2.7(e), (v) any withholding taxes imposed under FATCA and (vi) any taxes imposed solely as a result of a Lender’s or any of its assignee’s assignment of this Agreement (such taxes in clauses (i) through (vi), “Excluded Taxes”), shall be deducted (as required by law or otherwise) from, or in respect of, any such payments (including any consent or similar fees), (i) the sum payable by Borrowers shall be increased as necessary so that after making all such deductions (including deductions on account of taxes that are applicable to additional sums payable under this Section 2.7(d)), a Lender or its assignee receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws. Within thirty (30) days after the date of any payment of amounts deducted to the appropriate taxing authority (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or such other written proof of payment thereof that is reasonably satisfactory to Agent. If Borrowers fail to pay any such taxes (other than Excluded Taxes) when due to the appropriate taxing authority, Borrowers shall indemnify Agent and Lenders (and any assignee) for any taxes (other than Excluded Taxes) that may become payable by such person (or such person’s beneficial owners) arising out of such failure. Notwithstanding anything to the contrary contained herein, in the event that a Lender shall sell, assign, transfer, convey or otherwise dispose of any or all of its rights and/or obligations hereunder to a Person that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, as amended, a “U.S. Person”), such Lender (and not Borrowers) shall be solely responsible for any withholding or other taxes assessed on account of such transfer, or on account of the payment of principal and/or interest to such Person under this Agreement. As used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
(q)Tax Certificates.
(i)Each Lender (for purposes of this Section 2.7(e), including any assignee or participant of a Lender) shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement the following:
(1)For any Lender that is a U.S. Person, a duly executed copy of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax.
(2)For any Lender that is not a U.S. Person (a “Non-U.S. Person”), a duly executed copy of, as applicable, IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or any successor forms thereto designated as such by the IRS. If the Non-U.S. Person is eligible for and wishes to claim exemption from U.S. federal withholding tax under Section 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” then such Non-U.S. Person shall deliver both the Form W-8BEN or Form W-8BEN-E and a statement certifying that such Non-U.S. Person is not a bank, a “10 percent shareholder” or a “controlled foreign corporation” within the meaning of Section 881(c)(3) of the Internal Revenue Code in a form reasonably acceptable to Borrowers and Agent (a “U.S. Tax Compliance Certificate”). If the Non-U.S. Person is not the beneficial owner, then such Non-U.S. Person shall deliver executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that, if such Non-U.S. Person is a partnership and one or more direct or indirect partners of such Non-U.S. Person are claiming the portfolio interest exemption, such Non-U.S. Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.
(3)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrowers, at the time or times reasonably requested by any Borrower or Agent, such properly completed and executed documentation reasonably requested by any Borrower or Agent as will permit such payments to be made without withholding or at a reduced

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rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by any Borrower or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.7(e)(i)(1) and 2.7(e)(i)(2)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(4)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by any Borrower or Agent as may be necessary for the Borrowers or Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(5)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.
(ii)Agent (including any successor Agent) shall deliver to Borrowers on or prior to the date on which Agent becomes an Agent under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), executed copies of IRS Form W-9 certifying that Agent is a U.S. Person and exempt from U.S. federal backup withholding tax.
(r)Refunds. If a Lender or its assignee determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes attributable to any amounts paid by any Borrower pursuant to Section 2.7(d), it shall pay to such Borrower an amount equal to such refund (but only to the extent of amounts paid under Section 2.7(d) with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
(s)Investment Unit. Borrowers and the Lenders agree that, for purposes of Treasury Regulations Section 1.1273-2(h): (i) the shares of common stock granted on the Closing Date under the Equity Grant Documents and the Obligations constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code and (ii) the aggregate fair market value on the date hereof of the shares of common stock granted on the Closing Date under the Equity Grant Documents is one million thirty-nine thousand five dollars ($1,039,005). Neither the Borrowers nor the Lenders will take any position for United States federal income tax purposes that is inconsistent with the provisions of this Section 2.7(g) unless otherwise required by the IRS or another Governmental Authority following an audit or examination.
(t)Crediting Payments. Unless otherwise approved by Agent, all payments to be made by Borrowers under any of the Loan Documents shall be made by same day wire transfer to Agent for the benefit of Lenders in accordance with the wire transfer instructions as provided in writing by Agent, as may be updated in writing from time to time by Agent. Other than during the existence of an Event of Default, all payments received from Borrowers shall be applied in the manner directed by Borrowers. Upon the occurrence and during the continuance of an Event of Default, unless otherwise determined by Agent, all payments received from Borrowers shall be applied as follows: first, to the payment of all Lender Expenses then due to Agent in connection with the administration of the Obligations hereunder or under the Loan Documents; second, to the payment of all Lender Expenses then due to Lenders; third, to any outstanding fees then due; fourth, to accrued and unpaid interest on the outstanding Tranche A Advances; fifth, to principal on the Tranche A Advances and sixth, to all other Obligations then due and payable, in each case allocated to each Lender, ratably in accordance with such Lender’s ratable share the Obligations paid. Any wire transfer or payment received by Agent after 12:00 noon Pacific Time may be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Notwithstanding the foregoing, Borrowers authorize Agent to process payment of all regularly scheduled payments of principal and interest on the Advances, any payments of principal due on the Maturity Date and all invoiced fees

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and Lender Expenses not paid when due, in each case as and when due, by debiting Borrowers’ account(s) as provided in the ACH Debit Consent, and notice shall be provided to Borrowers should any payment be processed.
2.8Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations or other obligations that expressly survive termination). Notwithstanding the foregoing, Agent shall have the right to terminate any obligation to make Advances under this Agreement immediately and upon notice to Borrowers upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than inchoate indemnity obligations or other obligations that expressly survive termination) and upon payment in full of all Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), Agent’s Lien on the Collateral shall terminate automatically.
3.Conditions of Closing and Advances
3.1Conditions Precedent to Initial Funding. The obligation of each Lender to make the initial Advance(s) is subject to the conditions precedent that Agent shall have received, in form and substance satisfactory to Agent, or that Agent shall have waived in writing the requirement to receive such item, all of the following:
(a)Satisfaction of all conditions precedent in Section 3.2;
(b)The Loan Documents (other than the Control Agreements) duly executed by Borrowers and any Loan Party and each other party thereto;

(c)The Payoff Letter fully executed by Silicon Valley Bank evidencing repayment of all of the Indebtedness of Borrowers to Silicon Valley Bank and those other lenders for which Silicon Valley Bank may serve as agent and release of any Liens upon Borrowers’ property or assets existing as collateral for the obligations to Silicon Valley Bank as collateral agent on behalf of various lenders, other than any Deposit Account (and the funds therein) that is used to cash collateralize obligations of the Borrowers pursuant to existing letters of credit that will continue after the payoff date so long as the same constitute letters of credit in compliance with the definition of Permitted Indebtedness, and which Payoff Letter shall further provide that notwithstanding any possession by Silicon Valley Bank (or any custodian holding by or on behalf of Silicon Valley Bank) of any stock certificates evidencing ownership interests by Grove in Holdings, any such Lien shall be terminated as of the payoff;

(d)A duly executed officer’s certificate of each Borrower and any other Loan Party containing the following documents: (i) current certificate of incorporation or organization, as applicable (each certified by the Secretary of State for the relevant state of formation within thirty (30) days of the Closing Date), (ii) bylaws or operating agreement, as applicable, (iii) resolutions authorizing the Loan Documents and, in the case of Holdings, the Equity Grant Documents, and (iv) incumbency and representative signatures;
(e)A good standing certificate from each Borrower’s state of formation and from any state where such party is, or is required to be, qualified to do business, and in the case of each Borrower’s state of formation and the State of California for Grove, certified by the Secretary of State for such relevant state within thirty (30) days of the Closing Date;
(f)All necessary consents of stockholders or members and other third parties of each Borrower with respect to the execution, delivery and performance of the Loan Documents;
(g)[Reserved];
(h)Payment of any expenses pursuant to Section 2.5(b) hereof and the one hundred thousand dollar ($100,000) due diligence fee (which has previously been paid to Agent pursuant to the Term Sheet), which fee shall be deemed earned as of the date paid and non-refundable;
(i)All documentation and other information which Agent reasonably requests with respect to any Loan Party in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, IRS Form W-9 and other applicable tax forms;
(j)The Current Financial Statements of Borrowers shall have been delivered to Agent;
(k)Evidence satisfactory to Agent of the insurance coverage required by this Agreement;
(l)Opinion(s) of outside counsel to the Borrowers and the other Loan Parties, in form, scope and substance reasonably satisfactory to Agent;

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(m)Evidence satisfactory to Agent of the filing of such Uniform Commercial Code financing statements as may be required by Agent for perfecting Agent’s security interests in all of the Collateral; and such other documents, instruments and agreements as Agent shall reasonably request to evidence the perfection and priority of Agent’s security interests in the Collateral;
(n)Subject to Section 6.14, such Landlord Subordination and Access Agreements or Notice and Access Agreements as Agent may deem necessary regarding locations at which any Collateral is or will be stored or otherwise located;
(o)Results of a recent lien search, which search shall reveal no Liens on any of the Collateral except for Permitted Liens or Liens discharged on or before the Closing Date pursuant to a payoff letter or other documentation in form and substance reasonably satisfactory to Agent, duly executed by such lien holder;
(p)[Reserved];
(q)The representations and warranties contained in this Agreement and in any other Loan Document shall be true and correct on and as of the Closing Date and the date of the initial Advance on the initial Funding Date and the making of the initial Advance shall be deemed to be a representation and warranty by Borrowers on the date of such Advance as to the accuracy of the facts referred to in this Section 3.1(q); and
(r)Such other documents, instruments and certificates, and completion of such other matters, as Agent may deem necessary or appropriate.
3.2Conditions Precedent to all Advances. The obligation of each Lender to make the initial Advance(s) on the initial Funding Date, is further subject to the following conditions:
(s)The representations and warranties contained in this Agreement and in any other Loan Document shall be true and correct in all material respects on and as of effective date of each Advance as though made on and as of each such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Advance. The making of such Advance shall be deemed to be a representation and warranty by Borrowers on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b); and
(t)Payment of any Lender Expenses then due and payable.
4.Creation of Security Interest
4.1Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by each Borrower of each of its or their covenants and duties under the Loan Documents, each Borrower grants Agent, for itself and as agent for Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, subject to any Permitted Lien having priority, if any. This Agreement is intended by the parties to be a security agreement for purposes of the Code.
4.2Duration of Security Interest. Agent’s security interest in the Collateral shall continue until the payment in full in cash and the satisfaction of all Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), whereupon such security interest shall terminate and Agent shall, at Borrowers’ sole cost and expense, promptly execute such further documents and take such further actions as may be necessary or reasonably appropriate to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.
4.3Possession of Collateral. So long as no Event of Default has occurred and is continuing, Borrowers shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection of its security interest therein) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.
4.4Delivery of Additional Documentation Required. Borrowers shall from time to time execute and deliver to Agent for the benefit of Lenders, at the request of Agent, all Negotiable Collateral (having a value in excess of fifty thousand dollars ($50,000) in the aggregate) and other documents that Agent may reasonably request, in a form satisfactory to Agent, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  If any Borrower shall acquire a Commercial Tort Claim which is reasonably likely to exceed five hundred thousand dollars

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($500,000), such Borrower shall promptly notify Agent in a writing signed by such Borrower of the general details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, no Loan Party shall be required to take any action with respect to the creation or perfection of Liens (i) in the case of any Foreign Subsidiary, (A) to the extent it would be prohibited by any applicable law of the jurisdiction in which such Foreign Subsidiary is organized, or which would require governmental (including regulatory) consent, approval, license or authorization to provide Collateral with respect to the Obligations (unless such consent, approval, license or authorization has been received; it being understood and agreed that Borrowers have no obligation to obtain, or to cause any Subsidiary to obtain, any such consent, approval, license or authorization), or to the extent that it is not within the legal capacity of such Person to provide Collateral (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) or the provision of such Collateral would conflict with the fiduciary duties of such Person’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Person or (B) to the extent not available or customarily provided in the relevant foreign jurisdiction or under the law of any jurisdiction outside of the United States with respect to any Collateral or (ii) to the extent the burden, difficulty, consequence or cost of creating or perfecting such Lien outweighs the benefit that would be afforded thereby as reasonably determined by Agent (including after accounting for any adverse effects on taxes, interest deductibility, stamp duty, registration taxes and notarial costs).
4.5Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during any Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral. Notwithstanding anything to the contrary in this Section 4.5, Borrowers will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement with any third party or (z) is subject to attorney-client or similar privilege or constitutes attorney work product.
5.Representations and Warranties
Borrowers represent, warrant and covenant to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery of this Agreement and the providing of Advances pursuant hereto:
5.1Due Organization and Qualification. Each Borrower is a corporation, limited liability company or limited partnership duly formed or incorporated and existing under the laws of its state of formation or incorporation and qualified and licensed to do business in each state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.2Authority. The execution, delivery, and performance of the relevant Loan Documents are within such Borrower’s corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision of any Borrower’s certificate of incorporation. Except any default arising in connection with the termination of any Material Contract as disclosed to Agent prior to the Closing Date, no Borrower is in default under any Material Contract to which it is a party or by which it is bound and the execution and delivery by Borrowers of the relevant Loan Documents will not cause a breach of any Material Contract to which any Borrower is a party or by which they are bound.
5.3Subsidiaries. Borrowers have no Subsidiaries other than as disclosed in Section 2.a of the Perfection Certificate, as may be amended. Each Subsidiary is duly formed and validly existing under the laws of its respective jurisdiction of formation or incorporation, as applicable.
5.4Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which a Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will (a) conflict with or result in a breach of any law or regulation, order, writ, injunction or decree of any court or Governmental Authority, except where such conflict or resulting breach would not reasonably be expected to cause a Material Adverse Effect, or (b) result in the creation or imposition of any Lien other than Permitted Liens.
5.5Enforceability. The Loan Documents have been duly executed and delivered by each Borrower and/or any Loan Party that is a party thereto, and constitute legal, valid and binding obligations of such Borrower or such Loan Party, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

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5.6No Prior Encumbrances. The security interest granted to Agent for the benefit of Lenders hereunder and under any Loan Document constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case subject to any Permitted Liens. This Agreement is intended by the parties to be a security agreement for purposes of the Code. Each Borrower has good and valid or indefeasible, as applicable, title to the Collateral, free and clear of Liens, except for the Lien held by Agent and except for other Permitted Liens. Each Borrower has all right to dispose of the Collateral free and clear of all Liens except for Permitted Liens.
5.7Name; Location of Chief Executive Office, Principal Place of Business and Collateral. (a) In the five (5) years immediately preceding the Closing Date or the date on which any Compliance Certificate is required to be delivered, no Borrower has done business under any legal name other than that specified on the signature page hereof or as disclosed on the Perfection Certificate, as may be amended, (b) the chief executive office, principal place of business, and the locations where each Borrower maintains its records concerning the Collateral are presently located at the address(es) set forth in the Perfection Certificate, as may be amended in accordance with the terms of this Agreement and (c) the Perfection Certificate is accurate and complete in all material respects (it being understood and agreed that the Borrowers may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement). No Collateral valued in excess of one million dollars ($1,000,000) (other than any office equipment used remotely by employees in the ordinary course of business, including laptops, cell phones and other related office equipment) is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate, as may be amended, or permitted pursuant to Section 7.1. None of the components of the Collateral valued in excess of one million dollars ($1,000,000) (other than any office equipment used remotely by employees in the ordinary course of business, including laptops, cell phones and other related office equipment) shall be maintained at locations other than as provided in the Perfection Certificate, as may be amended, or as permitted pursuant to Section 7.1.
5.8Litigation; Governmental Action.  Except as set forth in Section 6 of the Perfection Certificate, there are no actions, suits or proceedings by or before any arbitrator, any court or any Governmental Authority pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries or pending before any Governmental Authority, except as would not reasonably be expected to have a Material Adverse Effect. None of the matters set forth in Section 6 of the Perfection Certificate would reasonably be expected to have a Material Adverse Effect.
5.9Financial Statements. The consolidated financial statements of Holdings and its Subsidiaries provided pursuant to Section 6.3 fairly present in all material respects Holdings’ consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended. On the Closing Date, there has not been a material adverse change in the financial condition of Borrowers since the date of the most recently audited financial statements included with Holdings’ Form 10-Q or any subsequent Form 10-K filed with the SEC (the “Current Financial Statements”).
5.10Solvency. Borrowers and their Subsidiaries taken as a whole are not Insolvent.
5.11Taxes. Each Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes before the same become delinquent (including any sales or use taxes that are imposed by any Governmental Authority and collected by any Borrower or any Subsidiary from any customer in connection with the sale of Inventory in the ordinary course of business), other than (a) payments of taxes in an outstanding aggregate amount that would not reasonably be expected to have a Material Adverse Effect or (b) except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve as shall be required in conformity with GAAP shall have been made therefor. Each Borrower and each Subsidiary have paid all amounts due, if any, to any Pension Plan or Multiemployer Plan in accordance with the terms thereof and applicable law and neither any Borrower nor any Subsidiary have withdrawn from participation in any Multiemployer Plan, and have not permitted partial or complete termination of any Pension Plan, which would reasonably be expected to result in any liability of Borrowers or any Subsidiary, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority, except as would not reasonably be expected to have a Material Adverse Effect.
5.12Consents and Approvals. No consent is required to be obtained by any Borrower in order to make or consummate the transactions contemplated under the Loan Documents, other than those that have been obtained and are effective as of the Closing Date. No approval, authorization or consent of any trustee or holder of any indebtedness or obligation of any Loan Party or of any other Person under any material agreement, contract, lease or license or similar document or instrument to which any Loan Party or any Subsidiary is a party or by which any Loan Party or any Subsidiary is bound, is required to be obtained by any Loan Party in order to make or consummate the transactions contemplated under the Loan Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Borrowers in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and

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effect (including any obligation of any Borrower to file a Form 8-K with the SEC within four (4) Business Days after the Closing Date).
5.13Intellectual Property. Each Borrower and each Subsidiary is the sole owner of its Intellectual Property, except for (i) over the counter software and non-customized mass market licenses that are commercially available to the public, (ii) non-exclusive licenses granted by such Borrower and/or Subsidiary to its customers or other third parties in the ordinary course of business, and (iii) Intellectual Property licensed to such Borrower and/or Subsidiary. The schedules associated with Section 4.a of the Perfection Certificate, as may be amended, lists all of Borrowers’ and each Subsidiary’s registered Intellectual Property together with all other Intellectual Property that is material to Borrowers’ or any Subsidiary’s business (except for over the counter software and non-customized mass market licenses that are commercially available to the public). No Intellectual Property material to Borrowers’ business is owned by any Subsidiary that is not a Loan Party. Except as set forth in the Disclosure Schedules, (a) each of the Copyrights, Trademarks and Patents owned by Borrowers or any Subsidiary that is material to its business is valid and enforceable, (b) no part of the Intellectual Property owned by Borrowers or any Subsidiary that is material to its business has been judged invalid or unenforceable, in whole or in part and (c) to the knowledge of the Responsible Officers of the Borrowers, no written claim has been made to Borrowers or any Subsidiary that any material Intellectual Property violates or infringes the rights of any third party. Borrowers have valid license agreements for the use of Intellectual Property rights of third parties known to Borrowers to be necessary to the conduct of Borrowers’ business (including any such Intellectual Property as is necessary for Borrowers to conduct sales of Inventory in the ordinary course of business).
5.14Deposit/Security Accounts. All of Borrowers’ Deposit Accounts and Securities Accounts are listed on Section 4.c. of the Perfection Certificate, as may be amended in accordance with this Agreement. Each such account is subject to a Control Agreement in favor of Agent except to the extent not required to be subject to a Control Agreement pursuant to Section 7.11 of this Agreement.
5.15Environmental Condition. (a) None of Borrowers’ or any Subsidiary’s properties or assets has ever been used by any Borrower or any Subsidiary or, to Borrowers’ knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in compliance with applicable law; to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; (b) no lien arising under any environmental protection statute has attached to any real or personal property owned by Borrowers or any Subsidiary; and (c) neither any Borrower nor any Subsidiary has received a summons, citation, written notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by any Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment, except, in each case of clauses (a) through (c), other than as would not reasonably be expected to have a Material Adverse Effect.
5.16Government Consents; Compliance with Laws. Borrowers have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrowers’ business as currently conducted, except where failure to so obtain, make or provide such notice would not reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary is in compliance in all material respects with all applicable federal and state statutes, laws, ordinances, rules and regulations (including all Relevant Agency Laws) by which it or its operations, property or assets is subject and has all permits and licenses as are necessary to operate its business as currently operated, expect where failure to so comply would not reasonably be expected to have a Material Adverse Effect. Borrowers maintain audit and other procedures as (in the good faith judgment of the Borrowers) are customarily utilized by Persons engaged in the same or similar business as Borrowers and operating in the same or similar locations as Borrowers to monitor compliance by Borrowers’ suppliers and manufacturers with all Relevant Agency Laws applicable to any products sold or distributed by Borrowers.
5.17Full Disclosure. No written factual information concerning the Borrowers that has been made available to Agent or any Lender in connection with any Loan Document or any certificate or written statement required to be furnished to Agent or any Lender (other than (i) projections and forecasts, (ii) other forward-looking information and (iii) information of a general economic or industry nature), as of the date such written factual information was furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents, certificates or other written statements not materially misleading (it being recognized by Agent and Lenders that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).
5.18Inventory. All Inventory is in all material respects of good and marketable quality (casualty and condemnation excepted), free from all material defects, spoilage, non-conformance, or payment dispute, except for Inventory for which adequate reserves have been made. All Inventory (i) complies in all material

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respects with all Relevant Agency Laws, (ii) has been manufactured, stored and delivered in material compliance with appropriate Relevant Agency Laws, (iii) to Borrower’s knowledge, is not prohibited from being introduced into interstate commerce under the provisions thereof, (iv) has been manufactured in compliance with the Fair Labor Standards Act, (v) is not subject to any Liens, except the Liens in favor of Agent under this Agreement and the other Loan Documents and Permitted Liens and (vi) is located in the United States at the locations specified by Borrowers in the Perfection Certificate or at any location permitted under Section 7.1, including at Borrowers’ warehouse premises located in Reno, Nevada, St. Peters, Missouri and Harrisburg, Pennsylvania.
5.19Material Contracts; Distribution Channels.
(a)As of the Closing Date, Borrowers have delivered to Agent true and correct copies of all Material Contracts and no Borrower is party to any Material Contract other than as set forth in the Disclosure Schedule, as may be amended. Except any default arising in connection with the termination of any Material Contract as disclosed to Agent prior to the Closing Date, no Borrower is in default under any Material Contract to which it is a party or by which any of its property or assets are bound that would reasonably be expected to have a Material Adverse Effect.
(b)[Reserved].
(c)No Borrower is involved in any claim, dispute or controversy with any of its customers or distribution channels (including any retail sales channels) that would reasonably be expected to have a Material Adverse Effect.
5.20Sanctioned Persons. None of Borrowers or any of their Subsidiaries, and to Borrowers’ knowledge, any of their directors, officers, employees or Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Borrowers will not directly or indirectly use the proceeds of any Advance or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
5.21Foreign Assets Control Regulations, Etc.
(d)Neither the borrowing of any Advance by Borrowers hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) USA PATRIOT ACT, or (v) USA FREEDOM ACT. No part of the Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(e)No Borrower nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.
(f)Each of Borrowers and any Subsidiary and their Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.
5.22Labor Relations. Except as set forth in the Disclosure Schedules, as may be amended, no Borrower is party to or bound by any collective bargaining agreement. Except as set forth in the Disclosure Schedules or except as would not reasonably be expected to result in a Material Adverse Effect: (a) there are no grievances, disputes or controversies with any union or other organization of any Borrower's or any Subsidiary's employees, (b) there are no strikes, lockouts or slowdowns against any Borrower pending or, to the knowledge of such Borrower, threatened in writing, (c) the hours worked by and payments made to employees of the Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation of any Governmental Authority in any material respect and (d) all payments due from any Borrower, or for which any claim may be made against such Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrowers in accordance with GAAP.
5.23Status. Neither any Borrower nor any of their Subsidiaries has ever been, is, or, upon the consummation of the transactions contemplated hereby, by any other Loan Document or any related agreements, will be (i) a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or (ii) a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.
5.24Data Privacy. Except as set forth in the Disclosure Schedules or except as would not reasonably be expected result in a Material Adverse Effect: (a) no Borrower has experienced any loss, damage, or unauthorized access, disclosure, use, or breach of privacy or security of any Personal Information in its possession,

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custody, or control that would have required any Borrower to give notice to any third Person (including any Governmental Authority) under any Data Privacy Laws or any Data Privacy and Security Obligations and (b) each Borrower is, and has been at all times, in material compliance with any applicable Data Privacy and Security Obligations and Data Privacy Laws (including any requirement to make any disclosures and notifications required under any Data Privacy Laws to the extent any unauthorized access, disclosure, use or breach of privacy or security has occurred).
6.Affirmative Covenants
Each Borrower covenants and agrees that, until the full and complete payment of the Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination) in cash, each Borrower shall do all of the following:
6.1Good Standing. Borrowers shall maintain their respective corporate or company existence and good standing in its jurisdiction of incorporation or formation and maintain qualification in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Borrowers shall maintain in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.
6.2Government Compliance. Borrowers shall (a) comply with all applicable federal and state statutes, laws (including all Relevant Agency Laws and any reporting and other obligations under any applicable Securities Laws), ordinances and government rules and regulations to which it or its operations, properties or assets is subject, (b) maintain all licenses and permits necessary or appropriate to operate its business as currently operated and (c) maintain all records with respect to any Inventory or other Collateral and file all reports as are necessary to comply with any Relevant Agency Laws and (d) maintain all necessary certifications granted by the Food and Drug Administration and any relevant certifying organizations and will comply with all requirements promulgated thereby, except in each case of the foregoing clauses (a) through (d), where noncompliance would not reasonably be expected to have a Material Adverse Effect.
6.3Financial Statements, Reports, Certificates. Borrowers shall deliver the following to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein:
(a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, (i) “flash” reports with respect to Grove which shall, at a minimum include (a) net revenue allocated by distribution channel (i.e., direct to consumer versus retail), gross profit, operating expenses, advertising costs and those adjusted EBITDA figures (with adjusted EBITDA being calculated in the manner as publicly reported by Holdings), in such form and including such information as set forth in Schedule 6.3 or such other form as approved by Agent in its reasonable discretion, which reports Agent acknowledges may be subject to accounting adjustments and will not be prepared in accordance with GAAP and (ii) a report of the Unrestricted Cash held by Borrowers as of the last day of such calendar month;
(b) as and when filed with the SEC, a copy of Holdings’ 10-Q, which shall include the consolidated results of Holdings (or, if no longer required to be filed with the SEC, within forty-five (45) days after the end of each calendar quarter, Holdings’ consolidated financial statements including a cash flow statement, income statement and balance sheet for the time recorded);
(c) as and when filed with the SEC, a copy of Holdings’ 10-K (or, if no longer required to be filed with the SEC, as soon as available, but in any event within one hundred twenty (120) days after the end of Holdings’ fiscal year, audited consolidated financial statements of Holdings in accordance with GAAP, consistently applied, together with an opinion without qualification as to going concern or arising out of the scope of audit (other than as a result of this Agreement, the other Loan Documents or the loan documents executed and delivered in connection with an Approved ABL Facility as more fully described in the last paragraph hereof) on the financial statements from an independent certified public accounting firm of nationally recognized standing, including any of the “Big Four” accounting firms, RSM, BDO and Grant Thornton, or any other accounting firm reasonably acceptable to Agent);
(d) as soon as available, but in any event within sixty (60) days after the end of Borrowers’ fiscal year (or such later date agreed by Agent in writing) an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format, as approved by the Board. The Revenue component of any budget delivered by the Borrowers pursuant to this Section 6.3(d) must be approved by Agent, with such Agent approval (i) not to be unreasonably withheld and (ii) to be deemed given if Agent has not objected to the Revenue component of such budget within ten (10) days of Agent’s receipt thereof (any such budget approved or deemed approved by Agent, the “Approved Budget”). Each Borrower shall provide Agent with a copy of any Board approved changes to the Revenue component of any Approved Budget within seven (7) days (or such later date agreed by Agent in writing) of such approval, provided that any such

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changes to the Revenue component of any Approved Budget must also be reasonably acceptable to Agent in order for such changes to constitute part of the Approved Budget, but shall be deemed to be given if Agent has not objected to such changes within ten (10) days of Agent’s receipt thereof;
(e) copies (or limited on line viewing access) of Borrowers’ bank or brokerage statements delivered monthly within five (5) Business Days (or such later date agreed by Agent in writing) following the first day of the month reflecting the prior month’s activity, from all institutions, whether or not in the U.S., where a Loan Party maintains deposit or securities accounts;
(f) Borrowers shall give Agent a copy of any amendment, modification, restatement or supplement to any of the documents or instruments evidencing the Approved ABL Facility within five (5) Business Days (or such later date agreed by Agent in writing) of the execution by any Borrower of the same, whether or not Agent’s approval is required hereunder;
(g) a copy of all notices, minutes, consents, and other materials related to any regularly scheduled quarterly meetings that any Borrower provides to its Board promptly after delivery to members of the Board, which shall be subject to customary exclusions and redactions in respect of materials (x) that constitute non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement with any third party that is not a Subsidiary of any Loan Party or (z) are subject to attorney-client or similar privilege or that constitute attorney work product;
(h) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrowers or any Subsidiary that would reasonably be expected to have a Material Adverse Effect or which constitute fines, penalties or other sanctions by any Governmental Authority that would reasonably be expected to be in excess of one million dollars ($1,000,000);
(i) within five (5) days (or such later date agreed by Agent in writing) of filing, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange;
(j) promptly upon request of Agent, copies of any borrowing base certificates delivered under any Approved ABL Facility (including a detailed accounts receivable ledger, debtor list and detailed Inventory aging report including the value of the Inventory delivered under any Approved ABL Facility);
(k) promptly upon receipt of notice thereof, copies of any written notice of default received by any Borrower or written notice of any intent to not make any funding requested by any Borrower under any Approved ABL Facility or under the Yorkville Facility;
(l) promptly from time to time upon the reasonable request by Agent, information necessary to determine compliance with clauses (a) or (b) of Section 6.11;
(m) Borrowers shall promptly notify Agent of (i) all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than five million dollars ($5,000,000) individually or in the aggregate in any calendar year (exclusive of any of the foregoing relating to direct-to-consumer sales) and (ii) any event, fact or circumstance that causes the Inventory then held by Borrowers to be unsaleable or defective or that would otherwise subject Inventory to be subject to any product recall, including as the result of any manufacturing defect together with any information as to whether any such claims are covered by any insurance and whether any insurance carrier has accepted responsibility with respect to the same, in each case, if such event, fact or circumstance would be reasonably expected to result in a Material Adverse Effect; and
(n) other financial information as Agent may reasonably request from time to time promptly after such request.
Notwithstanding anything to the contrary contained herein, (x) the inclusion of a going concern uncertainty emphasis of matter paragraph within the auditor’s report, including stated reasons thereof (i.e. in the auditor’s report and financial statement disclosure as to the existence of substantial doubt to continue as going concern within any of its periodic reports, or elsewhere within these periodic reports), will not in and by itself, constitute an Event of Default under Section 8.2 or elsewhere in the Loan Documents or constitute a Material Adverse Effect and (y) documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Borrowers post such documents, or provide a link thereto, on Borrowers’ website on the internet at Borrowers’ website address or (ii) such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system; provided further that Borrowers shall promptly notify Agent in writing (which may be by electronic mail) of the posting of any such documents.

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6.4Certificates of Compliance; Perfection Certificate Updates. Each time financial statements are required to be furnished pursuant to Section 6.3(b) or (c) above, there shall be delivered to Agent (i) a certificate signed by a Responsible Officer (each a “Compliance Certificate”) in the form attached hereto as Exhibit C certifying that as of the end of the reporting period for such financial statements, no Default or Event of Default exists (or, if a Default or an Event of Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto) and (ii) if any information contained in the Perfection Certificate or Disclosure Schedules changes after the Closing Date (or any subsequent date on which such Perfection Certificate or Disclosure Schedules are updated) and if that information relates to a subsection of Article 5 which specifically allows for information in the Perfection Certificate and/or Disclosure Schedules to be updated after the Closing Date, Borrowers shall update such information in an amended Perfection Certificate and/or Disclosure Schedules (if applicable). Borrowers shall deliver the Compliance Certificate and updated Perfection Certificate and/or Disclosure Schedule (if any) by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.
6.5Notice of Defaults. As soon as possible, and in any event within three (3) Business Days after the discovery of a Default or an Event of Default, notify Agent of the facts relating to or giving rise to such Default or Event of Default and the action which Borrowers propose to take with respect thereto. Borrowers shall deliver such notice to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.
6.6Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes required of it by law or imposed upon any properties belonging to it or otherwise collected by any Borrower pursuant to the requirements of any Governmental Authority (including any sales or use taxes that are imposed by any Governmental Authority and collected by any Borrower from any customer in connection with the sale of Inventory in the ordinary course of business) and all related tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., and state disability, and will, upon request of Agent, furnish Agent with evidence demonstrating that Borrowers have made such payments or deposits; provided that Borrowers and Subsidiaries need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is fully reserved against by Borrowers or Subsidiaries in accordance with GAAP or the failure to make any such payment would not be reasonably expected to have a Material Adverse Effect.
6.7Maintenance. Each Borrower, at its expense, shall maintain the Collateral in good condition, normal wear and tear and casualty and condemnation excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
6.8Insurance.
(a)Each Borrower shall maintain, at its sole cost and expense, with financially sound and reputable insurance companies not Affiliates of such Borrower, insurance with respect to the Collateral, its and its Subsidiaries’ properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business operating in the same or similar locations, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b)Within ten (10) days after the Closing Date (or such later date agreed by Agent in writing), all such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Agent, showing Agent for itself and the benefit of the Lenders as an additional loss payee thereof, and all liability insurance policies shall show Agent for itself and the benefit of the Lenders as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (except for nonpayment, which shall be ten (10) days prior notice). Each Borrower shall promptly deliver to Agent, upon its request, its current copy of such policies of insurance, evidence of the payments of all premiums therefor and insurance certificates and, subject to the first sentence of this clause (b), related endorsements thereto, it being understood that any time there is a change or renewal of insurance, it is such Borrower’s obligation to promptly deliver such materials to Agent.
(c)Each Borrower shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason whatsoever at any time. Proceeds payable under any property insurance policy (other than on account of Approved ABL Collateral) shall, at Agent’s option, be payable to Agent on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any casualty policy up to the replacement value of any destroyed or damaged property toward the replacement or repair of such destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral, (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest (subject to Permitted Liens) and (iii) shall be applied to replace or repair such property within three hundred sixty-five (365) days after receipt by Borrowers of such

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casualty insurance proceeds (or, if any Borrower has executed a binding agreement with a third party to replace or repair such property using such casualty insurance proceeds within such three hundred sixty-five (365) day period, an additional one hundred eighty (180) days after the expiration of such three hundred sixty-five (365) day period), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy (other than on account of Approved ABL Collateral) shall, at the option of Agent, be payable to the Lenders on account of the Obligations.
6.9Intellectual Property Rights.
(d)Concurrently with the delivery of each Compliance Certificate for the months ending March 31, June 30, September 30 and December 31 pursuant to Section 6.4, Borrowers shall give Agent written notice of: (i) any registration or filing of any Trademark, Copyright or Patent by Borrowers or any Subsidiary including the date of such registration or filing, the registration or filing numbers, the location of such registration or filing, and a general description of such registration or filing; (ii) any material change to Borrowers’ or any Subsidiary’s material Intellectual Property, but excluding changes to source code, operating manuals and the like made in the ordinary course of business, and (iii) Borrower’s knowledge of an event that would reasonably be expected to materially and adversely affect the value of its or any Subsidiary’s material Intellectual Property.
(e)Agent may audit Borrowers’ Intellectual Property to confirm compliance with this Section 6.9, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Agent shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that Borrowers are required under this Section 6.9 to take but which any Borrower fails to take, after fifteen (15) days’ notice to Borrowers. Borrowers shall reimburse Agent for all Lender Expenses incurred in the exercise of its rights under the previous sentence. In the event Holdings or any Loan Party other than Grove acquires any Intellectual Property, such Loan Party shall, concurrently with the delivery of a Compliance Certificate pursuant to Section 6.4 for the period in which such Intellectual Property was acquired, execute and deliver an Intellectual Property Security Agreement in form and substance similar to that executed and delivered by Grove on the Closing Date.
6.10Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.6 hereof, within thirty (30) days (or such later date agreed by Agent in writing) of the date that a Loan Party or any Subsidiary thereof forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (in each case other than an Excluded Subsidiary), Borrowers shall (a) cause such new Subsidiary to provide to Agent a Joinder Agreement, together with such other Loan Documents substantially consistent with those previously delivered by Borrowers to Agent and the Lenders and otherwise in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent, for itself and for the benefit of Lenders, a first priority Lien in and to the assets of such newly formed or acquired Subsidiary (subject to Permitted Liens)), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (to the extent the same constitutes Collateral), substantially consistent with those previously delivered by Borrowers to Agent and the Lenders and otherwise in form and substance reasonably satisfactory to Agent, (c) cause such Subsidiary and each financial institution or bank holding any Deposit Accounts or Securities Accounts in the name of such new Subsidiary to execute and deliver Control Agreements with respect to any Deposit Accounts or Securities Accounts held in the name of any such Subsidiary to the extent such Control Agreements would be required pursuant to Section 7.11 of this Agreement and (d) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent that in its opinion is reasonably appropriate with respect to the execution and delivery of the applicable documentation referred to above, including all documentation and other information which Agent may reasonably request with respect to any new Subsidiary that signs and delivers a Joinder Agreement in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, an IRS Form W-9 or other applicable tax forms.
6.11Financial Covenants.
(f)Borrowers and the other Loan Parties shall maintain at all times Unrestricted Cash in an amount of not less than fifty-seven million dollars ($57,000,000).
(g)As of the last day of each fiscal quarter beginning with the fiscal quarter ended March 31, 2023, Grove shall achieve at least seventy percent (70%) of its projected Revenue as set forth in any Approved Budget for the trailing four-quarter period then ended. For purposes of clarity, the fiscal quarters to be tested as of March 31, 2023 shall be the four fiscal quarters ended on June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023.
6.12Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement. Upon Agent’s written request, Borrowers shall promptly deliver an executed Note representing any Advance that is then outstanding; provided, however, that Borrowers shall not be required to deliver an executed Note until such time as all original Notes previously delivered by the Borrowers to the applicable Lender have been returned to Borrowers.

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6.13Inventory, Returns. Borrowers shall keep all Inventory in good and saleable condition (casualty and condemnation excepted), free from all material defects, spoilage, non-conformance, or payment dispute, except for Inventory for which adequate reserves have been made. All Inventory, to the extent applicable, shall (i) comply in all material respects with all Relevant Agency Laws, (ii) be manufactured, stored and delivered in all material respects with appropriate practices that may be promulgated under Relevant Agency Laws and the Fair Labor Standards Act, (iii) not be prohibited from being introduced into interstate commerce under the provisions of any of the foregoing Relevant Agency Laws, and (iv) will not contain a hazardous substance or a banned substance within the meaning of any of the foregoing Relevant Agency Laws to the extent that, for purposes of this clause (iv), doing so would reasonably be expected to have a Material Adverse Effect. Returns and allowances, if any, as between Borrower and any customer or distributor shall be on the same basis and in accordance with GAAP, consistently applied, or with the usual customary practice of Borrower. Borrowers shall at all times retain the right to recall or remove any Inventory held at any third-party warehouse or fulfillment center subject to claims of such warehouse or fulfillment center. Borrowers shall maintain audit and other procedures as (in the good faith judgment of the Borrowers) are customarily utilized by Persons engaged in the same or similar business as Borrowers and operating in the same or similar locations as Borrowers to monitor compliance by Borrowers’ suppliers and manufacturers with all Relevant Agency Laws applicable to any products sold or distributed by Borrowers.
6.14Delivery of Third-Party Agreements; Stock Certificates.
(h)Within one hundred twenty (120) days following the Closing Date (or such longer period as may be agreed to by Agent), Borrowers shall use commercially reasonable efforts to obtain and deliver to Agent a Landlord Subordination and Access Agreement with respect to Borrowers’ warehouse premises located in Reno, Nevada, St. Peters, Missouri and Elizabethtown, Pennsylvania. In addition, in the event that Borrowers shall enter into a new lease with respect to a new or additional operating location after Closing Date and such lease will hold in excess of one million dollars ($1,000,000) of Collateral individually or in the aggregate (other than Collateral consisting of Inventory that is perishable, returned, consigned, obsolete, not sellable, damaged, or defective, or that is comprised of demonstrative or custom inventory, works in progress, or supplies), then Borrowers shall, within one hundred twenty (120) days following the execution of such lease, use commercially reasonable efforts to obtain and deliver to Agent a Landlord Subordination and Access Agreement with respect to such new lease.
(i)If any Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of one million dollars ($1,000,000) to a bailee (other than Collateral consisting of Inventory that is perishable, returned, consigned, obsolete, not sellable, damaged, or defective, or that is comprised of demonstrative or custom inventory, works in progress, or supplies), and Agent and such bailee are not already parties to a Notice and Access Agreement governing both the Collateral and the location to which such Borrower intends to deliver the Collateral, then such Borrower will use commercially reasonable efforts to cause such bailee to execute and deliver a Notice and Access Agreement. Within one hundred twenty (120) days following the Closing Date (or such longer period as may be agreed to by Agent), Borrowers shall use commercially reasonable efforts to obtain and deliver to Agent a Notice and Access Agreement with respect to Borrowers’ warehouse premises located in Southaven, Mississippi.
(j)Borrowers shall make commercially reasonable efforts to ensure that Agent receives the original stock certificate(s) together with a stock power in blank issued by Grove to Holdings representing 100% of the outstanding stock of Grove within fifteen (15) days of the Closing Date (or such longer period as may be agreed to by Agent in writing).
6.15 Accounts Receivable; Material Contracts
(k)Borrowers shall promptly notify Agent of all disputes or claims (other than chargebacks in the ordinary course of business) relating to Accounts that could reasonably be expected to exceed two hundred fifty thousand dollars ($250,000). Borrowers may forgive (completely or partially), compromise, subordinate its right to or settle any Account for less than payment in full, or agree to do any of the foregoing so long as Borrowers do so in good faith, in a commercially reasonable manner in the ordinary course of business or in arm’s-length transactions.
(l)[Reserved].
(m)If any Material Contract is entered into after the Closing Date, Borrowers will provide a copy of such Material Contract with the next scheduled Compliance Certificate to be delivered pursuant to Section 6.4 and will identify it as such in the Compliance Certificate.
6.16Privacy and Data Security. The Loan Parties and their Subsidiaries shall, at all times, remain in compliance with all applicable Data Privacy Laws and Data Privacy and Security Obligations in all material respects.
6.17Deposit Accounts/Securities Accounts. Other than those Deposit Accounts or Securities Accounts which are not required to be subject to a Control Agreement pursuant to Section 7.11 (including any

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Excluded Account), prior to opening any Deposit Account or Securities Account after the Closing Date, Borrowers shall first notify Agent and not deposit any funds or securities into such account until such account is subject to a Control Agreement in favor of Agent, whereupon, the Perfection Certificate shall be deemed to be updated to include such new account without the taking of any further action by any party hereto. Borrowers shall promptly notify Agent if any Deposit Account or Securities Account subject to a Control Agreement with Silicon Valley Bank is closed or following receipt of a written notice of any proposed closing of the same, in each case, from the bank or securities intermediary; provided, that no Default or Event of Default shall exist as a result of Borrowers’ failure to provide such notice if all funds in such closed Deposit Account or Securities Account have been moved to a Deposit Account or Securities Account which are subject to a Control Agreement or, if permitted by the definition of Excluded Accounts, to any relevant Excluded Account.
7.Negative Covenants
Each Borrower covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination) in cash and termination of the Commitment, neither Borrower will do any of the following:
7.1Chief Executive Office; Location of Collateral. During the continuance of this Agreement, no Borrower shall, without at least twenty (20) days (or such lesser period agreed by Agent in writing) prior written notice to Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than one million dollars ($1,000,000) in Borrowers’ assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of one million dollars ($1,000,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.
7.2Extraordinary Transactions and Disposal of Assets.
(a)Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than the following (collectively, the “Permitted Transfers”):
(i)Transfers of Inventory, goods and/or services in the ordinary course of business (including with respect to consignment arrangements with respect to such Inventory);
(ii)Permitted Licenses;
(iii)Transfers of surplus, worn-out or obsolete equipment;
(iv)uses of cash and Cash Equivalents not prohibited under this Agreement;
(v)the lapse, abandonment or other Transfer to third parties that are not Affiliates of Borrowers of Intellectual Property in the ordinary course of business that is, in the reasonable good faith judgment of the Borrowers, immaterial to the business or no longer used or useful in the business of the Borrowers or any Subsidiary or no longer commercially reasonable to maintain;
(vi)Transfers of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such Transfer are promptly applied to the purchase price of such replacement equipment;
(vii)to the extent constituting Transfers, any dividend or distribution by any Loan Party or any Subsidiary not restricted pursuant to Section 7.7, any Permitted Lien and any Permitted Investment;
(viii)(A) any Transfer or issuance by any Borrower of its own Equity Interests, (B) any Transfer or issuance by any Subsidiary of any Borrower of its own Equity Interests to its equity holders, provided, however, that the proportion of such Equity Interests and of each class of such Equity Interests (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, is not less than the proportion of such Equity Interests held by the Loan Parties prior to such Transfer or issuance, except as otherwise permitted under this Agreement, (C) to the extent necessary to satisfy any applicable law in the jurisdiction of incorporation, organization or formation, as applicable, of any Subsidiary of any Borrower, any Transfer or issuance by such Subsidiary of its own Equity Interests constituting directors’ qualifying shares or nominal holdings and (D) any Permitted Investments;

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(ix)Transfers of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;
(x)terminations or the unwinding of any Hedging Agreement pursuant to its terms which Hedging Agreement is not prohibited under this Agreement;
(xi)Transfers of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);
(xii)(A) leases, subleases, licenses or sublicenses or terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrowers and their Subsidiaries, taken as a whole or (B) the termination of any lease or sublease disclosed to Agent prior to the Closing Date;
(xiii)Transfers of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xiv)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and
(xv)Transfers of other assets of Borrowers or its Subsidiaries that do not in the aggregate exceed one million dollars ($1,000,000) in any fiscal year.
7.3Restructure. Borrowers shall not: (i) engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by a Borrower and its Subsidiaries, and any business substantially similar thereto or any business reasonably related, incidental, complimentary or ancillary thereto or reasonable extensions thereof; (ii) without Agent’s prior written consent, change the date on which its fiscal year ends; (iii) permit any Subsidiary to liquidate or dissolve (other than the liquidation or dissolution of Subsidiaries (x) that are not Loan Parties, (y) whose assets are transferred to a Borrower or another Loan Party at the time of such liquidation or dissolution or (z) who has no assets); or (iv) permit any Subsidiary to enter into any transaction or series of related transactions in which the stockholders of such Subsidiary who were not stockholders immediately prior to the first such transaction own more than fifty percent (50%) of the voting Equity Interests of such Subsidiary immediately after giving effect to such transaction or related series of such transactions.
7.4Liens/Negative Pledge. Create, incur, assume or suffer to exist any Lien with respect to any of Borrowers’ or any Subsidiary’s property, including Intellectual Property and Inventory held at warehouse or fulfilment centers, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement with any Person that prohibits any Borrower from granting a security interest in, or otherwise encumbering, any Collateral in favor of Agent or Lenders, in each case other than:
(b)pursuant to this Agreement or the other Loan Documents;
(c)any leases, subleases, licenses, sublicenses or similar contracts as they affect any Property or Lien subject to a lease, sublease, license, sublicense or similar contract;
(d)any written contract or agreement creating Permitted Liens (but only to the extent related to the property on which such Liens were created);
(e)[reserved];
(f)customary non-assignment provisions in contracts and leases entered into in the ordinary course of business (but solely to the extent affecting the rights under such contracts and leases and not the assets of the Loan Parties generally).
(g)restrictions on cash or other deposits or net worth imposed by any Person under contracts entered into in the ordinary course of business.
7.5Indebtedness; Approved ABL Facility.
(h)Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

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(i)No Borrower may amend, modify, restate or supplement any of the documents or instruments evidencing or securing any Approved ABL Facility with respect to any Required ABL Approval Matter without the prior written consent of Agent thereto. Further, if any Borrower grants any security for the obligations of any Borrower to the lender under any Approved ABL Facility, or otherwise adds any additional borrower, guarantor or credit support from any Person for the obligations under any Approved ABL Facility, then Borrowers shall, within five (5) Business Days (or such later date agreed by Agent in writing) of doing so, grant such collateral or credit support for the Obligations on documents or instruments reasonably acceptable to Agent at Borrowers’ sole cost and expense, in each case subject to the terms and conditions (including the priority of Liens on the Approved ABL Collateral) of the Approved ABL Intercreditor.
7.6Investments. Make any Investment other than a Permitted Investment in any Person without Agent’s prior written consent.
7.7Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests of Borrowers (“Restricted Payments”), or permit any of its Subsidiaries to do so, except that
(j)Borrowers may repurchase, redeem, acquire or otherwise retire the capital stock of current or former employees, officers, directors or other service providers (or, in each case, any of their respective affiliates, spouses, former spouses, domestic partners, former domestic partners, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to repurchase agreements and issue or make payments on promissory notes issued in accordance with clause (s) of the definition of Permitted Indebtedness in respect of such redemption, purchase or other acquisition for retirement (i) if the Board has approved such repurchase, redemption, acquisition or other retirement, (ii) if applicable, by the cancellation of Indebtedness owed by such former employees, officers, directors or other service providers to Borrowers regardless of whether an Event of Default exists, and (iii) in an amount not to exceed two hundred fifty thousand dollars ($250,000) per fiscal year;
(k)dividends and distributions payable only in Equity Interests of the Borrowers (other than Disqualified Stock);
(l)conversions of any of the Borrowers’ convertible securities into Equity Interests of Holdings (other than Disqualified Stock) pursuant to the terms of such convertible securities or otherwise in exchange thereof and payment of cash in lieu of the issuance of fractional shares in connection with any conversion or exercise of such convertible securities;
(m)the Borrowers and their Subsidiaries may pay withholding or similar taxes payable by any future, present, or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the going) in connection with any repurchases of Equity Interests or the exercise of stock options;
(n)Borrowers may distribute equity securities of Holdings to former or current employees, officers, consultants or directors on the exercise of employee issuances pursuant to Borrowers’ stock incentive plan approved by the Board;
(o)Holdings may repurchase Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise;
(p)Subsidiaries may pay dividends or make any other distribution or payment to Borrowers (either directly or indirectly) or any other Subsidiary and to other equity holders on a ratable basis according to such equity holder’s Equity Interests or on a greater than ratable basis to Borrowers; and
(q)Restricted Payments in an amount not to exceed the amount of any capital contributions or other proceeds of any issuance of Equity Interests (other than in respect of Disqualified Stock) received as cash equity by any Borrower or any Subsidiary to the extent not otherwise applied to make Investments pursuant to clause (y) of the definition of Permitted Investments.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers after the Closing Date except for:
(r) ordinary course compensatory transactions and agreements (including employment agreements and benefit plans) with officers and directors;
(s)transactions that are in the ordinary course of business of the Borrowers and their Subsidiaries, on terms no less favorable to such Persons than would be obtained in an arm’s length transaction with a non-affiliated Person;

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(t)transactions between or among Borrowers and its Subsidiaries that are Loan Parties;
(u)transactions that constitute Permitted Investments, Permitted Transfers and dividends or distributions not restricted pursuant to Section 7.7;
(v)equity financings or Subordinated Debt, as permitted hereunder;
(w)issuances of Equity Interests (other than Disqualified Stock);
(x)transactions pursuant to agreements in existence on the Closing Date as set forth on the Disclosure Schedules or any amendment thereto to the extent such amendment, taken as a whole, is not adverse to Holdings or its Subsidiaries or to the interests of the Lenders in any material respect;
(y)customary director compensation and reimbursement and benefits to directors, officers, employees, members of management, manager and/or consultants of Holdings or any Subsidiary;
(z)(i) any issuance of securities or rights pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans and (ii) the execution, delivery and performance of any stockholder or registration rights agreement approved by the Board to the extent not prohibited by this Agreement;
(aa)(i) any purchase by the Borrowers or their Subsidiaries of Equity Interests of Holdings or any Subsidiary or any contribution by the Borrowers to the equity capital of its Subsidiaries (whether directly or indirectly) and (ii) any payments, awards or grants in cash, securities, Equity Interests of the Borrowers pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board; and
(ab)other transactions that have been approved by a majority of the disinterested directors of such Person.
7.9Stock Certificates. For any Subsidiary for which Borrowers’ ownership interest is not evidenced by a certificate, Borrowers shall not allow such Subsidiary to certificate such ownership interest without Agent’s prior written consent, which consent may be conditioned upon requiring such Subsidiary to execute and deliver a Collateral Pledge Agreement satisfactory to Agent.
7.10Compliance. Become required to be registered as an “investment company” under the Investment Company Act of 1940 or engage, as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advance to such Borrower will be used for any purpose that violates the provisions of the regulations of the Federal Reserve Board; except as would not be reasonably expected to have a Material Adverse Effect, fail to meet the minimum funding requirements of ERISA with respect to any Pension Plan or permit a Reportable Event (within the meaning of Section 4043(c) of ERISA), other than an event for which the 30-day notice is waived, or a Prohibited Transaction (as such term is defined in Section 4975 of the Internal Revenue Code) to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, or permit any of its Subsidiaries to do so, in each case if the violation would reasonably be expected to have a Material Adverse Effect.
7.11Deposit Accounts. As soon as available, but in all events within two (2) Business Days of the Closing Date (or such longer period as may be agreed to by Agent in writing), maintain any Deposit Accounts or Securities Accounts except accounts in respect of which Agent has obtained a Control Agreement (other than any Excluded Account or any Deposit Account established under an Approved ABL Facility for the collection of Accounts and proceeds from the sale of Inventory as more particularly provided for in any Approved ABL Intercreditor).
8.Events of Default
Any one or more of the following events shall constitute an “Event of Default” under this Agreement:
8.1Payment Default. If Borrowers or any Loan Party fails to pay (a) any principal amount of any Advance as and when due; (b) any interest on any Advance or any regularly scheduled fee under any Loan Document and, in the case of this clause (b), such non-payment continues for a period of three (3) Business Days after the due date therefor; or (c) any other Obligations required under the terms of the Loan Document (other than those set forth in clauses (a) and (b) above) and, in the case of this clause (c), such non-payment continues for a period of thirty (30) days after the due date therefor; provided, however, that Borrowers shall not be deemed to be in default on account of any late payment to be made through an ACH Debit Consent if and for so long as such late payment was caused by a failure by Agent to initiate an ACH transaction pursuant to the ACH Debit Consent on or before the applicable Payment Date; and provided further, if any payment to be made through an ACH Debit Consent cannot be processed by ACH Debit Consent other than due to a failure by Agent to initiate an ACH transaction pursuant to the ACH Debit Consent or the unavailability of funds, then Agent shall notify Borrowers in

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writing, which notice shall contain wire transfer instructions, and Borrowers shall make payment by wire transfer within one (1) Business Day of delivery of such notice (and any such payment shall be deemed to have been paid when due).
8.2Certain Covenant Defaults. If any Borrower fails to perform any obligation under (a) Section 6.3(a) and Borrowers have failed to cure such default within ten (10) days after the earlier of a Borrower receiving notice thereof or any Responsible Officer of a Borrower becoming aware thereof or (b) Section 6.3(b), (c), (d) or (f), Section 6.4, Section 6.5, Section 6.10, Section 6.11(b) or violates any of the covenants contained in Article 7 of this Agreement.
8.3Other Covenant Defaults; Misrepresentations. If any Borrower or any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant (other than as set forth above in Section 8.1 or Section 8.2 or below in Sections 8.4 through Section 8.14), or if any representation or warranty made by a Borrower is untrue in any material respect when made or deemed made, in each case contained in this Agreement or in any of the Loan Documents, and as to any default under such other term, provision, condition, covenant, representation or warranty that can be cured, has failed to cure such default within thirty (30) days after the earlier of a Borrower receiving notice thereof or any Responsible Officer of a Borrower becoming aware thereof (provided that no such misrepresentation shall constitute any Default or Event of Default hereunder as the result of any violation of any covenant hereunder).
8.4Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.
8.5Attachment. If any portion of the Collateral having a value in excess of one million dollars ($1,000,000) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within sixty (60) days, or if any Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien upon any portion of Borrowers’ or any Subsidiary’s assets having a value in excess of one million dollars ($1,000,000), or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrowers’ or such Subsidiary’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and, in each case, the same is not paid within sixty (60) days after Borrowers receive written notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is vacated, discharged, stayed or an adequate bond has been posted pending a good faith contesting by a Borrower or its Subsidiary within such sixty (60) consecutive day period.
8.6Other Agreements. If there is a default under any Approved ABL Facility or any agreement to which Borrowers or a Subsidiary is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to demand payment of or accelerate the maturity of any Indebtedness with an aggregate principal amount in excess of one million dollars ($1,000,000); provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be automatically cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Documents (other than those which have been cured or waived by Agent in writing); and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Agent be materially less advantageous to Borrowers.
8.7Judgments. If there is entry of a judgment or judgments against any Borrower or any Subsidiary for the payment of money (to the extent not covered by insurance where the insurance company has not denied responsibility in writing for such judgment) in an amount, individually or in the aggregate, of at least one million dollars ($1,000,000) and such judgment or judgments has not been vacated, discharged, stayed or an adequate bond has been posted pending a good faith contesting by a Borrower or its Subsidiary within sixty (60) consecutive days.
8.8Management Change. If John Replogle ceases to serve as the Chairman of the Board of Holdings, including by death or incapacity, and such Board has not appointed a successor within ninety (90) days thereafter.
8.9[Reserved].
8.10Enforceability. If any Loan Document shall in any material respect cease to be, or any Borrower or any Loan Party asserts that any Loan Document is not a legal, valid and binding obligation of the Loan Party that is a party thereto, enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms or as a result of acts or omissions by Agent or Lenders. If any Subordination

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Agreement relating to Subordinated Debt or the Approved ABL Intercreditor shall in any material respect cease to be a legal, valid and binding obligation, or the holder of any Subordinated Debt or the agent or lender under the Approved ABL Facility challenges the legality, validity or binding nature of the Subordination Agreement to which such Subordinated Debt relates or the Approved ABL Intercreditor, as applicable, except for the termination of such Subordination Agreement pursuant to its terms or as a result of acts or omissions by Agent or Lenders.
8.11Involuntary Bankruptcy. If any Insolvency Proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any Subsidiary or any property or assets thereof in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of such Loan Party or Subsidiary or for any part of its property or assets, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.
8.12Voluntary Bankruptcy or Insolvency. If any Loan Party or any Subsidiary shall commence an Insolvency Proceeding with respect to any Loan Party, Subsidiary or any property or assets or any of the foregoing shall consent to an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of such Borrower or for any part of its property, or shall make a general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.
8.13Insolvency. If Borrowers and its Subsidiaries taken as a whole become Insolvent.
8.14Unrestricted Cash. Any violation of Section 6.11(a); provided that on no more than four (4) occasions while the Obligations remain outstanding, such failure shall not constitute an Event of Default so long as Borrowers cure such default within fifteen (15) Business Days after the earlier of a Borrower receiving notice thereof or any Responsible Officer of a Borrower becoming aware thereof.
8.15NYSE Listing. Any receipt by Holdings of notice of the initiation by the NYSE of delisting procedures with respect to the Class A Common Stock of Holdings following any applicable notice and cure periods provided by the NYSE.
9.Agent and Lenders’ Rights and Remedies
9.1Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to the foregoing, Agent may (and not any Lender without Agent’s written consent), at its election, without notice of election and without demand, do any one or more of the following, successively or concurrently, all of which are authorized by Borrowers:
(a)Declare all Obligations, whether evidenced by this Agreement, or by any of the other Loan Documents, including the outstanding principal amount of, and accrued interest on, each Advance, immediately due and payable and terminate the Commitment (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall become immediately due and payable and the Commitment shall terminate without any action by Agent);
(b)Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrowers authorize Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of Borrowers’ owned premises, Borrowers hereby grant Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise, in each case subject to the rights of third parties. Any such amounts expended by Agent or any Lender pursuant to the terms hereof shall be deemed to be Advances made to Borrowers under the terms of this Agreement;
(c)Set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrowers;
(d)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral or recall all or any portion of any Inventory held at any warehouse or fulfillment center. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use or sublicense the use of, without charge, Borrowers’ labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral or any Inventory, in completing production of, advertising for sale, selling any Collateral or any Inventory and allowing for any resale of such Collateral or

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Inventory, and, otherwise, in connection with Agent’s exercise of its rights under this Section 9.1. Borrowers’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit;
(e)Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:
(f)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines are commercially reasonable; and
(g)Agent may credit bid and purchase at any public sale.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
9.2Waiver by Borrowers. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, each Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrowers acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.
9.3Effect of Sale. Subject to applicable law, any sale, whether under any power of sale hereby given under this Article 9 or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrowers in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrowers, their successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrowers, their successors or assigns. The timing of any foreclosure sale of Collateral shall be deemed reasonable provided that Agent gives at least 10 days advance notice of the initial date set for such foreclosure sale.
9.4Power of Attorney in Respect of the Collateral. Each Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest) effective only on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrowers with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Article 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were a Borrower itself, (b) to receive payment of and to endorse the name of Borrowers to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of such Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, or (e) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.
9.5Lender Expenses. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement beyond any applicable notice and cure periods (other than those matters which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve as shall be required in conformity with GAAP shall have been made therefor), then Agent (or a Lender with Agent’s prior written consent) may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves as Agent or such Lender, as applicable, deems necessary to protect Agent and/or Lenders, as applicable, from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action as would customarily be undertaken by a secured creditor with respect to such policies as Agent or such Lender, as applicable, deems prudent. Any amounts paid or deposited by Agent or such Lender, as applicable, shall constitute Lender Expenses, shall be due and payable within thirty (30) days of written demand, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent or such Lender shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.
9.6Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have

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all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity, provided however, that each Lender must first obtain Agent’s written consent before exercising any such rights and remedies. No exercise by Agent or any Lender (to the extent Agent has provided its prior written consent) of one right or remedy shall be deemed an election, and no waiver by Agent, for itself or on behalf of Lenders, of any Event of Default on Borrowers’ part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by such party. No agreement by Agent to accept any matter within a time period that is less than the time period required hereunder shall be deemed to constitute Agent’s agreement to a lesser time period for future deliveries with respect to the same subject matter.
9.7Reinstatement of Rights. If Agent (or a Lender with Agent’s prior written consent) shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.
9.8Share Collateral. Each Borrower recognizes that Agent may be unable to effect a public sale of any or all the Collateral comprising shares of such Borrower’s Subsidiaries (the “Shares”), by reason of certain prohibitions contained in any Securities Laws, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or other applicable restrictions. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent or any other holder of the Shares shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under any Securities Laws or under applicable state or foreign securities laws.
9.9Distribution of Collateral Proceeds. From and after the date on which Agent has taken any action pursuant to this Article 9 and until all Obligations have been paid in full in cash, any and all proceeds received by Agent or any Lender from any disposition of any Collateral or the exercise of any other remedy by Agent or any Lender, shall be applied as follows:
(h)First, to that portion of the Obligations constituting fees, indemnities, expenses and other amounts pursuant to this Agreement or the other Loan Documents (including reasonable and documented fees, charges and disbursements of counsel to Agent payable pursuant to this Agreement), due to Agent in its capacity as such, until paid in full;
(i)Second, to all Advances made by Agent or any Lender to protect, preserve or defend the Collateral until repaid in full;
(j)Third, to that portion of the Obligations constituting fees, indemnities and other amounts pursuant to this Agreement or the other Loan Documents (other than principal, interest, fees and other Obligations expressly described below) payable to the Lenders in accordance with the Loan Documents ratably among the Lenders in proportion to the respective interests until paid in full;
(k)Fourth, to that portion of the Obligations constituting accrued and unpaid interest due pursuant to Section 2.4(a) on the Obligations, ratably among the Lenders in proportion to the respective interests until paid in full;
(l)Fifth, to that portion of the Obligations constituting unpaid principal on the Tranche A Advance, ratably among the Lenders in proportion to their respective interests until paid in full;
(m)Sixth, to that portion of the Obligations constituting the Exit Fee (if any) ratably among the Lenders in proportion to their respective funded Advances until paid in full;
(n)Seventh, to all other Obligations that are due and payable to Agent and the other Lenders, or any of them, on such date, ratably among the Lenders in proportion to the respective interests until paid in full; and
(o)Last, the balance, if any, to the Borrowers or as otherwise required by applicable law.
10.Waivers; Indemnification
10.1Demand; Protest. Except as otherwise provided in this Agreement and to the maximum extent permitted by applicable law, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent or any Lender on which Borrower is liable.

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10.2Liability for Collateral. So long as Agent complies with its obligations, if any, under Section 9207 of the Code, neither Agent nor any Lender in any way or manner shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. Except as expressly set forth in the immediately preceding sentence, all risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
10.3Indemnification.
(a)General Indemnity. Borrowers, jointly and severally, shall pay, indemnify, and hold Agent and each Lender, and each of their officers, directors, employees, partners, agents, counsel and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender Expenses, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one (1) primary outside counsel for the Indemnified Persons taken as a whole, one (1) local counsel to the Indemnified Persons taken as whole in each relevant jurisdiction (excluding in-house counsel), and solely in the event of an actual or reasonably perceived conflict of interest and after written notice to the Borrowers regarding such actual or perceived conflict of interest, one (1) additional outside counsel for the Indemnified Persons taken as a whole)) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any violation by any Loan Party of any applicable law (including any Relevant Agency Law), any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from solely (a) the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment or (b) any dispute solely among Indemnified Persons.
(b)Defense. At the election of Agent, Borrowers, jointly and severally, shall defend such Indemnified Persons in connection with the Indemnified Liabilities, using a single legal counsel satisfactory to Agent (and, in the event of a conflict of interest acknowledged by such legal counsel between the Indemnified Persons, additional legal counsel), at the sole cost and expense of Borrowers, in each case in accordance with the foregoing clause (a). All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.
11.Notices
11.1Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which shall be sent by e-mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by e-mail or by prepaid facsimile to Borrowers, to Agent or to Lender, as the case may be, at their respective addresses set forth below:

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If to Borrowers:    Grove Collaborative, Inc.
        1301 Sansome Street
        San Francisco, California 94111
        Attn: General Counsel
                EMAIL: [l**********]

With a copy to:            Sidley Austin LLP
(which shall not constitute notice)    2021 McKinney Avenue
                Dallas, Texas 75201
                Attn: Angela Fontana
                EMAIL: [a**********]

If to Agent:        Ocean II PLO LLC
400 Oyster Point Blvd., Suite 229
South San Francisco, CA 94080
Attn: Kai Tse
EMAIL: [k**********]

With a copy to:            Thompson Coburn, LLP
(which shall not constitute notice)    10100 Santa Monica Blvd., Suite 500
Los Angeles, CA 90067
Attn: Jennifer A. Post, Esq.
EMAIL: [j**********]

If to a Lender:        At such address provided immediately below such Lender’s signature to this Agreement

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All such notices shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
12.AGENT PROVISIONS
12.1 Appointment and Authorization.
(a)Each Lender hereby irrevocably appoints Agent to act on its behalf as the administrative agent and collateral agent under the Loan Documents, and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of any of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Should any Lender obtain possession or control of any such Collateral, such Lender shall be deemed to hold such Collateral for the benefit of Agent and each other Lender, shall promptly notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent.
(b)Each Lender hereby authorizes Agent, on behalf of and for the benefit of Lender, to enter into any of the Loan Documents as secured party, and as Agent for and representative of Lender thereunder, and each Lender agrees to be bound by the terms of each such document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 13.4, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a Transfer of assets permitted by this Agreement, to the extent such item of Collateral becomes Excluded Assets or to which Required Lenders have otherwise consented, (b) release any party from its obligations under the Loan Documents if all of the Equity Interests of such party are Transferred to any Person (other than an Affiliate of a Loan Party) pursuant to a Transfer permitted hereunder or to which Required Lenders have otherwise consented, or (c) subordinate the Liens of Agent, on behalf of Lenders, to any Permitted Liens or (d) release all Liens upon termination of the Commitment and payment of the Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination). Anything contained in any of the Loan Documents to the contrary

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notwithstanding, Borrowers, Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of Lenders and Agent in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to (i) the Collateral and the rights of Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents, and (ii) any other Subordination Agreement with respect to any junior or Subordinated Debt.
12.2 Agent in Individual Capacity; Lender as Agent. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. The exculpatory provisions contained in this Article 12 shall not relieve a Person acting as Agent from its obligations as a Lender to the extent that such Agent is also a Lender.
12.3Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, Agent shall not:
(c)be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(d)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and
(e)except as expressly set forth in the Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.
Agent shall (i) provide Lenders a copy of material written information its receives from Borrowers promptly on receipt, it being understood that Agent anticipates that there will be a significant amount of email correspondence, much of which will not be material and therefore will not be relayed to Lenders, and (ii) endeavor to keep Lenders generally apprised of important non-written information Borrowers communicate to Agent.
12.4Limitation of Liability.
(f)Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence, bad faith or willful misconduct.
(g)Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered under any of the Loan Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any of the Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of any of the Loan Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in the Loan Documents, other than to confirm receipt of items expressly required to be delivered to Agent.
(h)Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of emails, cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence, bad faith or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of any of the Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent under any of the Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or

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powers granted to Agent by the Loan Documents at the request or direction of any Lender unless Agent shall have been provided by such Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, and then, only to the extent that such Lender has the right under the applicable Loan Document to direct Agent to act.
12.5Exculpation. Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by any Agent or other Lender hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrowers or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or such Lender to any other Lender as to any matter, including whether there has been disclosure of material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.
12.6Indemnification. The Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.6 shall survive the payment of the Obligations.
12.7Successor Agents. Agent may resign upon thirty (30) days’ notice to the Lenders and Borrowers. If Agent shall resign in its capacity under this Agreement and the other Loan Documents, then the Required Lenders shall, subject to the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed and shall not be required if an Event of Default then exists or if any successor agent is an Affiliate of any Lender) appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is thirty (30) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders, subject to the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed and shall not be required if an Event of Default then exists or if any successor agent is an Affiliate of any Lender) appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 12.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and the successor Agent.
12.8Agents Generally. Except as expressly set forth herein, Agent shall not have any duties or responsibilities hereunder in its capacity as such.
12.9Pro Rata Payments. Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Advances and the ratable distribution of interest, fees and reimbursements paid or made by any Loan Party. If it is determined that a Lender received more than its pro rata share of scheduled payments made on any date or dates, then such Lender shall remit to Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent. Any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s pro rata share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of a Loan Party is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.
12.10Defaulting Lenders.

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(i)The following terms shall have the following meanings for all purposes under this Agreement including Article 12 hereof:
“Defaulting Lender” any Lender that (a) has failed to (i) fund any portion of the Advances required to be funded by it hereunder (herein, a “Defaulted Advance”) within two (2) Business Days of the date such Advances were required to be funded by it hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (including any amounts of any Erroneous Payment set forth in any Erroneous Payment Notice pursuant to Section 12.12), (b) has notified Borrowers or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or the Borrowers, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers and each Lender.
“Defaulting Lender Excess” with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s percentage of the aggregate outstanding principal amount of the Advances (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Advance) over the aggregate outstanding principal amount of the portion of the Advance of such Defaulting Lender.
“Defaulting Lender Period” with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Advances of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrowers and Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment.
“Non-Defaulting Lender” any Lender, as determined by Agent, that is not a Defaulting Lender.
(j)Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then the following provisions shall apply for so long as the Defaulting Lender Period exists with respect to such Defaulting Lender:
(i)Voting Rights. Such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Advances shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s commitment or an extension of the maturity date of such Lender’s portion of the Advances without such Lender’s consent except to the extent not otherwise required pursuant to the terms of this Agreement).
(ii)Loan Prepayments; Fees; Commitments. Until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment of principal, interest, fees or other amounts received by Agent that would otherwise be distributable to a Defaulting Lender pursuant to the terms of Section 2.7(h) or Section 9.9 (whether voluntary or mandatory, at maturity or otherwise) or received by Agent from a Defaulting Lender, shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to repay any Special Advances made by any Non-Defaulting Lenders; third, to collateralize the unfunded portion of such Defaulting

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Lender’s commitment to fund any portion of future Advances and fourth, if approved by Agent and permitted by applicable law, to such Defaulting Lender. No Defaulting Lender shall be entitled to receive any fee with respect to such Defaulting Lender’s Commitment; and the utilization of Commitments as of any date of determination shall be calculated as if such Defaulting Lender had funded all portions of the Advances of such Defaulting Lender.
(iii)Option to Fund Deficiency. If a Lender fails to fund its portion of any Advance, in whole or in part, within three (3) Business Days following notice from Agent, the Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to fund all or a portion of such deficiency (the amount so funded by any such Non-Defaulting Lenders being referred to herein as a “Special Advance”) to Borrowers. In such event the Defaulting Lender and Borrowers severally agree to pay to Agent for payment to the Non-Defaulting Lenders making the Special Advance, forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at the Basic Rate.
(iv)No Increase in Commitments. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 12.10(a). The performance by Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 12.10. The rights and remedies against a Defaulting Lender under this Section 12.10 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender and which Agent or any Lender may have against such Defaulting Lender.
(v)Option to Purchase Future Commitments. The Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), Defaulting Lender’s Commitment to fund any future Advances (the “Future Commitment”). Upon any such purchase of the Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.
(vi)Replacement of Defaulting Lender By Required Lenders. The Required Lenders may, upon notice to the Defaulting Lender and Agent, require the Defaulting Lender to assign and delegate, without recourse (in accordance with, and subject to the consents required by, Section 12 or otherwise under this Agreement) all its interests, rights and obligations hereunder (including all of its Commitments and the Advances and other amounts owing to it hereunder and the other Loan Documents) to a Person approved by Agent that shall assume such obligations; provided that (i) the Defaulting Lender shall have received payment of an amount equal to the outstanding principal portion of the Advances owing to it hereunder, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); and (ii) Agent shall have received payment of any amounts owing by such Defaulting Lender to Agent or the other Non-Defaulting Lenders under this Agreement. The Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, such Lender shall cease to be a Defaulting Lender.
(vii)Cessation of Defaulting Lender Status. A Lender shall cease to be Defaulting Lender only upon (i) the payment of all amounts due and payable by such Defaulting Lender to Agent or any other Lender under this Agreement; (ii) the confirmation by the Defaulting Lender to Agent and Borrowers in writing that the Defaulting Lender will comply with all of its funding obligations under this Agreement; and (iii) the circumstances described in clause (d) of the definition of Defaulting Lender do not exist. An assignment by a Lender of its rights and obligations under this Agreement shall not in and of itself cause the Lender to cease to be a Defaulting Lender.
12.11 Funding Requirements. Without limitation of any other provision of this Agreement, each Lender agrees to fund to Agent in immediately available funds, its Pro Rata Percentage of any Advance approved under Section 2.1(b) for disbursement to Borrowers, not later than twelve o’clock noon (12:00 p.m.) Pacific Time on the Funding Date. Any funds received on the Funding Date after such time, and which are not available for funding to the Borrowers on the Funding Date, shall be deemed to have been funded to Agent on the following Business Day (a “Late Funding”). In addition to any other remedy of Borrowers, Lenders or Agent, Agent shall have the right to assess against the Late Funding Lender any costs, fees, expenses (including any interest expenses) incurred by Agent or any other Lender as a result of such Late Funding.
12.12Erroneous Payments. Each Lender hereby agrees that (x) if Agent notifies such Lender that any funds received by such Lender from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were

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erroneously transmitted to such Lender (regardless of whether such Lender knew or should have known of any such error) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall return such Erroneous Payment to Agent within one (1) Business Day of Agent’s request therefor in United States Dollars, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender at the greater of the Prime Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments received, including any defense based on “discharge for value” or any similar doctrine. Each Lender hereby further agrees that if it receives an Erroneous Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice sent by Agent with respect to such Erroneous Payment (an “Erroneous Payment Notice”) or (y) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. In any such case, or if Lender otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, shall return to Agent the amount of any such Erroneous Payment (or portion thereof) within one (1) Business Day of Agent’s demand therefor together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent at the greater of the Prime Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Borrowers hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party; provided that this Section 12.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Agent; provided further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent such Erroneous Payment is, comprised of funds received by Agent from, or held on behalf of, a Borrower for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by such Borrower. Until such time as the Erroneous Payment is repaid in full with interest thereon, any such Lender may, in Agent’s discretion, be treated as a Defaulting Lender for all purposes of Section 12.10 and any payment of principal, interest, fees or other amounts received by Agent that would otherwise be distributable to such Lender pursuant to the terms of Section 2.7(h) or Section 9.9 (whether voluntary or mandatory, at maturity or otherwise) or received by Agent from a Defaulting Lender, shall be applied at such time or times as may be determined by Agent to the repayment of any Erroneous Payment prior to the application of the same for any other purposes. The obligations under this Section 12.12 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitment or the repayment, satisfaction or discharge of all Obligations.
13.General Provisions
13.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Agent’s prior written consent, which consent may be granted or withheld in Agent’s sole discretion. Each Lender shall have the right without the consent of and without written notice to Borrowers to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder and under any Loan Document to any Approved Fund or to any Affiliate of any Lender (each, a “Permitted Assignee”), provided that any sale or transfer of a Lender’s interest in any Loan Documents (other than to a Permitted Assignee) shall require Borrowers’ prior written consent (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default has then occurred and is continuing. Agent, acting solely for this purpose as an agent of Borrowers to the extent required by the Internal Revenue Code, but in any event without liability to Borrowers in such capacity as an agent, shall maintain a copy of each assignment and assumption, sale, transfer negotiation or participation document delivered to it and a register for the recordation of the names and addresses of the Lenders and participants from time to time, and the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
13.2Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

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13.3Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.4Entire Agreement; Construction; Amendments and Waivers.
(a)This Agreement, each of the other Loan Documents and the Equity Grant Documents, taken together, constitute and contain the entire agreement between Borrowers, Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof, including that certain term sheet dated September 9, 2022 issued by Structural Capital Investments III, LP to Borrowers (the “Term Sheet”).
(b)This Agreement is the result of negotiations between and has been reviewed by each of Borrowers, Agent and Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrowers, Agent or any Lender as a result of such provision having been written by such party. Borrowers, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrowers’, Agent’s or Lenders’ actual intentions.
(c)Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Agent, the Required Lenders and Borrowers, provided that:
(i)any amendment to the unfunded Commitment or any decrease in (or forgiveness of) the principal amount of any Advance outstanding or accrued interest thereon shall require the written consent of the Lender whose Commitment or principal amount of any Advance is being amended;
(ii)any extension of the Payment Date for any scheduled payment of principal or interest, or the final scheduled Maturity Date shall require the consent of each Lender holding any portion of such outstanding Advance to which such extension applies;
(iii)any extension of the Commitment Termination Date (other than in accordance with the terms of this Agreement) shall require the consent of each Lender having made such Commitment;
(iv)any reduction in the stated rate of interest payable hereunder, or reduction to the Exit Fee shall require the consent of each Lender to whom such interest or fee is due;
(v)any amendment, waiver or modification that has the effect of eliminating or reducing the voting rights of any Lender under this Section 13.4 shall require the consent of all Lenders;
(vi)any amendment, waiver or modification of the definition of Required Lenders or defined terms used therein, shall require the consent of the Required Lenders;
(vii)any consent to the assignment by any Loan Party of its obligations under the Loan Documents shall require the consent of the Required Lenders;
(viii)any waiver of the pro rata application of payments or proceeds of Collateral or any amendment or modification to provisions specifying the order or manner of application of payments or proceeds shall require the consent of all Lenders;
(ix)except as otherwise expressly provided in Section 12.1(b), any amendment, waiver, modification or action that would have the effect of (i) releasing all or substantially all of the Collateral and/or (ii) subordinating any Advance in right of payment or with respect to priority of Liens upon the Collateral (other than those contemplated under the terms of this Agreement) shall require the consent of all Lenders;
(x)any waiver that requires the consent of all Lenders in accordance with this Agreement or any other Loan Document shall be effective only with the consent of all Lenders; and
(xi) any amendment or modification under this Agreement or any other Loan Document in accordance with clause (c) of the definition of Required ABL Approval Matter shall not require the consent of Agent or the Lenders.
Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other

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circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.4 shall be binding upon Agent, Lenders and on Borrowers.
13.5Reliance. All covenants, agreements, representations and warranties made herein by Borrowers shall, notwithstanding any investigation by Agent and Lenders, be deemed to be material to and to have been relied upon by Agent and Lenders.
13.6No Set-Offs by Borrowers. All Obligations payable by Borrowers pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
13.7Execution and Signatures; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any Loan Document, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of facsimile, photocopy, scan by e-mail delivery of a “.pdf” format data file, or any electronic signature valid under the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001, et. seq such as DocuSign shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of signature delivered or provided in that manner as a defense to the formation of a contract and each party hereto forever waives any such defense.
13.8Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until the Obligations have been paid in full in cash. The obligation of Borrowers to indemnify each Indemnified Person with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against an Indemnified Person have run. Further, Sections 13.9 and 13.12 shall survive the termination of the Commitment or this Agreement as will any other provision which by its terms extend beyond the payment in full in cash of the Obligations.
13.9Publicity.  Agent and the Lenders may not use the name, product photographs, logo or trademark of the Loan Parties in any advertising or marketing materials relating to the transactions contemplated hereby without obtaining the Borrowers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
13.10Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrowers and Lenders with written notice of such correction and allows Borrowers and Lenders at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, the Required Lenders and Borrowers.
13.11Relationship of Parties. Borrowers, Agent and Lenders acknowledge, understand and agree that the relationship between Borrowers, on the one hand, and Agent and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. Neither Agent nor Lenders shall under any circumstances be construed to be a partner or joint venturer of Borrowers or any of its Affiliates; nor shall Agent or any Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or any of its Affiliates, or to owe any fiduciary duty to Borrowers or any of its Affiliates. Agent and Lenders do not undertake or assume any responsibility or duty to Borrowers or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrowers or any of its Affiliates of any matter in connection with its or their Property, any Collateral or the operations of Borrowers or any of its Affiliates. Borrowers and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or Lenders in connection with such matters is solely for the protection of Agent and Lenders, and neither Borrowers nor any Affiliate is entitled to rely thereon.
13.12Confidentiality. Neither Agent, Lenders nor any of their employees, agents or representatives shall disclose to any third party any Confidential Information that Borrowers or any Affiliate of Borrowers disclose to it pursuant to the Loan Documents, except that Agent and Lenders (i) may disclose Confidential Information to a third party to the extent required by law, subpoena, civil investigative demand, interrogatories or similar legal process, upon giving Borrowers reasonable advance notice of such disclosure to the extent permitted by applicable law, (ii) may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents or Equity Grant Documents; provided that the potential assignee, transferee or participant agrees to be bound by substantially similar confidentiality obligations as Agent and Lenders under this Section 13.12, (iii) may disclose Confidential Information to their legal counsel, accountants and other professional advisors provided they are bound by law or contract by substantially similar confidentiality obligations as Agent or Lender as set forth in this Section 13.12, (iv) may disclose Confidential Information to regulatory authorities having jurisdiction over Agent or Lender or any assignee, transferee or participant, and (v) may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default,

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to the extent Agent or Lenders reasonably deems necessary. For purposes hereof, “Confidential Information” is information that Borrowers or an Affiliate of a Borrower discloses (or which is disclosed on their behalf) to Agent or Lenders pursuant to the Loan Documents or that Agent or any Lender obtains as a result of any inspection of the books and records of Borrower or any Subsidiary that is not information which (i) becomes generally available to the public, other than as a result of disclosure in violation of this Section 13.12, (ii) was available on a non-confidential basis prior to its disclosure to Agent or Lenders by Borrowers or such Affiliate, as applicable, (iii) becomes available to Agent or any Lender on a non-confidential basis from a source other Borrowers or such Affiliate, as applicable; provided that neither Agent nor any Lender have actual knowledge that such third party is prohibited from disclosing such information, or (iv) is independently developed by Agent or any Lender without reference to any Confidential Information. The provisions of this Section 13.12 shall supersede any and all prior agreements, negotiations, correspondence, understandings and communications regarding any Confidential Information between the parties, including any non-disclosure agreement executed and delivered between the parties dated as of July 5, 2022, which shall be deemed terminated as of the date hereof (other than those obligations that are expressly set forth as surviving the termination thereof). Each of Agent and the Lenders acknowledges that (a) the Confidential Information may include material non-public information concerning any Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including U.S. Federal and state securities laws.
13.13Patriot Act/Freedom Act. Agent and Lenders hereby notify Borrowers and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act and USA FREEDOM Act, they are required to obtain, verify and record information that identifies Borrowers and its Subsidiaries, which information includes the name and address of Borrowers and its Subsidiaries and other information that will allow them to identify Borrowers and its Subsidiaries in accordance with the USA PATRIOT Act and the USA FREEDOM Act.
13.14Governing Law. California law governs this Agreement without regard to principles of conflicts of law. Each of Borrowers, Agent and Lenders submit to the exclusive jurisdiction of the State and Federal courts in the County of San Mateo, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or for Agent to enforce a judgment or other court order in favor of Agent. Borrowers expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrowers hereby waive any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
13.15 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWERS, AGENT AND LENDERS WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION UNDER THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
13.16 Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the presiding judge of San Mateo County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Mateo County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Mateo, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall

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oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.
13.17 Scope of Authority. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
13.18Authorized Representative of the Borrowers. Each Borrower hereby appoints Holdings as each Borrower's authorized representative, on such Borrower's behalf, to (a) deliver to Agent all Compliance Certificates and all certificates and schedules related thereto which are from time to time contemplated or required under the terms of this Agreement or under the Loan Documents and (b) accept and deliver all notices, instructions and directions by or on behalf of Borrowers under the Loan Documents. Agent is entitled to rely on any direction or instruction delivered by Holdings as if the same were consented to in writing by each Borrower hereunder, and neither Agent nor any Lender shall in any event be liable for following any order or direction from Holdings. This appointment and authorization shall continue in full force and effect and may be relied on by Agent and each Lender until Agent and each Lender is otherwise advised in writing by one or all Borrowers.
14.Joint and Several Liability.
14.1Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
14.2Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
14.3If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event any other Borrower will make such payment with respect to, or perform, such Obligation. If any payment made to Agent or any Lender by any Borrower is disgorged or forced to be repaid by Agent or such Lender, then the other Borrowers are jointly and severally responsible for paying any such amounts repaid or disgorged from Agent or the Lenders upon demand.
14.4The Obligations of Borrowers under the provisions of this Article 14 constitute the full recourse Obligations of Borrowers enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.
14.5Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender or under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower acknowledges that Agent and the Lenders may proceed against any one Borrower or any portion of the Collateral without proceeding against the other Borrowers or any other portion of the Collateral, and Borrowers acknowledge that no such actions by Agent or the Lenders shall waive any rights or remedies of Agent and the Lenders against any other Borrower or any Collateral.
14.6 Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Each Borrower further agrees that its Obligations shall not be

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released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which Agent or the Lenders may have against any Collateral or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including the failure to protect or preserve any rights which Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to Lender’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason any Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any Borrower by reason of any other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. The Obligations of each Borrower hereunder shall not be diminished or rendered unenforceable by any winding up, reorganization, amalgamation, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, Agent or any Lender. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation, division or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower, Agent or any Lender. Each Borrower acknowledges and confirms that it has established its own adequate means of obtaining from each other Borrower on a continuing basis all information desired by such Borrower concerning the financial condition of each other Borrower and that each such Borrower will look to each other Borrower and not to Agent or any Lender for such Borrower to keep adequately informed of changes in each of the other Borrower’s respective financial conditions.
14.7Each Borrower hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefore until such time as all of the Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination) have been indefeasibly satisfied. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If for any reason any Borrower is deemed to be a guarantor or surety for the obligations of any other Borrower hereunder, then such Borrower waives all rights and defenses described in California Civil Code Section 2856(a), including the following: (a) rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Borrower or by reason of California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and (b) any rights or defenses Borrower may have in respect of its obligations as a guarantor or other surety by reason of any election of remedies by Agent or any Lender.
14.8Each Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent and be paid over to Agent to be applied to repay the Obligations.
14.9The provisions of this Article 14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Article 14 will forthwith be reinstated in effect, as though such payment had not been made.

[Signature page follows]

Loan and Security Agreement – Grove Collaborative, Inc.    56

    In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

    BORROWERS:
Grove Collaborative Holdings, Inc.,
a Delaware public benefit corporation

By: /s/ Stuart Landesberg
Name: Stuart Landesberg
Title: Chief Executive Officer and President

Grove Collaborative, Inc.,
a Delaware public benefit corporation

By: /s/ Stuart Landesberg
Name: Stuart Landesberg
Title: Chief Executive Officer and President

Signature Page to Loan and Security Agreement – Grove Collaborative, Inc.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.
AGENT:
Ocean II PLO LLC
a California limited liability company

By: Structural Capital Management Company II, LP,
a Delaware limited partnership
its Manager

By:  Structural Capital GP, LLC,
a Delaware limited liability company
its General Partner

By: /s/ Kai Tse
     Name: Kai Tse
Title: Managing Member

Signature Page to Loan and Security Agreement – Grove Collaborative, Inc.

LENDERS:
Structural Capital Investments III, LP,
a Delaware limited partnership

By: Structural Capital GP III, LLC,
a Delaware limited liability company
its General Partner

By: /s/ Kai Tse
Name: Kai Tse
Title: Managing Member

Signature Page to Loan and Security Agreement – Grove Collaborative, Inc.

Structural Capital Investments IV, LP,
a Delaware limited partnership

By:    Structural Capital GP IV, LLC,
    a Delaware limited liability company
    its General Partner

By: /s/ Kai Tse
Name: Kai Tse
Title: Managing Member

Signature Page to Loan and Security Agreement – Grove Collaborative, Inc.

AVENUE SUSTAINABLE SOLUTIONS FUND, L.P., a Delaware limited partnership

By: Avenue Sustainable Solutions Partners, LLC, its General Partner by GL Sustainable Solutions Partners, LLC, its Managing Member

By: /s/ Sonia Gardner_____________________________
Name: Sonia Gardner
Title: Member

Signature Page to Loan and Security Agreement – Grove Collaborative, Inc.

SERIES PCI GROVE, a series of STRUCTURAL
CAPITAL PRIMARY CO-INVESTMENT FUND, LLC,
a Delaware series limited liability company

By:    Structural Capital GP III, LLC,
    a Delaware limited liability company
    its Manager

By:	/s/ Kai Tse
Name: Kai Tse
Title: Managing Member

Signature Page to Loan and Security Agreement – Grove Collaborative, Inc.

List of Schedules and Exhibits

Schedule 2.1    Commitments
Schedule 6.3    Flash Report Form
Exhibit A        Collateral Description
Exhibit B        Form of Notice of Borrowing
Exhibit C        Form of Compliance Certificate
Exhibit D        Perfection Certificate
Exhibit E        Form of Joinder Agreement
Exhibit F        Form of ACH Debit Consent

Disclosure Schedules

Loan and Security Agreement – Grove Collaborative, Inc.